UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.       )

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Schlumberger N.V. (Schlumberger Limited)

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which the transaction applies:

(2)	Aggregate number of securities to which the transaction applies:

(3)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of the transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Schlumberger Limited

42, rue Saint-Dominique

75007 Paris, France

5599 San Felipe, 17th Floor

Houston, Texas 77056

Parkstraat 83

2514 JG The Hague

The Netherlands

NOTICE OF ANNUAL GENERAL MEETING OF STOCKHOLDERS

To Be Held April 8, 2009

March 13, 2009

The Annual General Meeting of Stockholders of Schlumberger Limited (Schlumberger N.V.) will be held at the Avila Beach Hotel, Penstraat 130, Willemstad, Curaçao, Netherlands Antilles, on Wednesday, April 8, 2009 at 10:30 in the morning (Curaçao time), for the following purposes:

1.	To elect 11 directors.

2.	To report on the course of business during the year ended December 31, 2008, to approve the Company’s Consolidated Balance Sheet as at December 31, 2008, its Consolidated Statement of Income for the year ended December 31, 2008, and the declaration of dividends by the Board of Directors as reflected in the Company’s 2008 Annual Report to Stockholders.

3.	To act on a stockholder proposal regarding a stockholder advisory vote on compensation of the Company’s named executive officers.

4.	To approve the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm to audit the accounts of the Company for 2009.

Action will also be taken upon such other matters as may come properly before the meeting.

The close of business on February 18, 2009 has been fixed as the record date for the meeting. All holders of common stock of record at the close of business on that date are entitled to vote at the meeting.

By order of the Board of Directors,
ELLEN SUMMER
Secretary

Please sign, date and promptly return the enclosed proxy card in the enclosed envelope, or grant a proxy and give voting instructions by telephone or internet, so that you may be represented at the meeting. Instructions are on your proxy card or on the voting instruction card included by your broker. Brokers cannot vote for Item 3 without your instructions.

Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting of Stockholders to Be Held on April 8, 2009:

This proxy statement, along with the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and the 2008 Annual Report to Stockholders, are available free of charge on the Company’s website at http://investorcenter.slb.com.

PROXY STATEMENT

March 13, 2009

General

This proxy statement is furnished in connection with the solicitation by the Board of Directors of Schlumberger Limited (Schlumberger N.V.) (“Schlumberger” or the “Company”) of proxies to be voted at the 2009 Annual General Meeting of Stockholders. The approximate mailing date of this proxy statement is March 13, 2009. Business at the meeting is conducted in accordance with the procedures determined by the Chairman of the meeting and is generally limited to matters properly brought before the meeting by or at the direction of the Board of Directors or by a stockholder in accordance with specified requirements requiring advance notice and disclosure of relevant information.

The Schlumberger 2008 Annual Report to Stockholders is included in this package as a separate document. The Company’s Consolidated Balance Sheet as at December 31, 2008, its Consolidated Statement of Income for the year ended December 31, 2008 and the supplemental financial information with respect to dividends included in the Annual Report are incorporated by reference as part of this proxy soliciting material.

The Company will pay the cost of furnishing proxy material to all stockholders and of soliciting proxies by mail and telephone. D. F. King & Co., Inc. has been retained by the Company to assist in the solicitation of proxies for a fee estimated at $12,750 plus reasonable expenses. Directors, officers and employees of the Company may also solicit proxies for no additional compensation. The Company will reimburse brokerage firms, fiduciaries and custodians for their reasonable expenses in forwarding the solicitation material to beneficial owners.

Proxies

Each stockholder of record at the close of business on February 18, 2009 is entitled to one vote for each share registered in the stockholder’s name. A stockholder of record is a person or entity who held shares on that date registered in its name on the records of Computershare Trust Company, N.A. (“Computershare”), Schlumberger’s stock transfer agent. Persons who held shares on the record date through a broker, bank or other nominee are considered beneficial owners. On February 18, 2009, there were 1,196,052,203 outstanding shares of common stock of Schlumberger, excluding 138,159,961 shares held in treasury.

Shares cannot be voted at the meeting unless the owner of record is present in person or is represented by proxy. Schlumberger is incorporated in the Netherlands Antilles and, as provided by Netherlands Antilles law, meetings of stockholders are held in the Netherlands Antilles. Because many stockholders cannot personally attend the meeting, it is necessary that a large number be represented by proxy.

Fifty percent of the outstanding shares, exclusive of shares held in treasury, must be present in person or by proxy to constitute a quorum for the taking of any action at the meeting. Abstentions and broker non-votes (described below) are counted for determining the presence of a quorum. If a quorum is not present at the meeting, the Board may call a second General Meeting at which the quorum requirement will not apply.

Brokers holding shares must vote according to specific instructions they receive from the beneficial owners of those shares. If specific instructions are not received, brokers may generally vote the shares in their discretion. However, the New York Stock Exchange (the “NYSE”) precludes brokers from exercising voting discretion on certain proposals without specific instructions from the beneficial owner. Under NYSE rules, brokers will have discretion to vote on the election of directors and Items 2 and 4. Brokers cannot vote on Item 3 without instructions from the beneficial owners.

Voting Procedures

Stockholders with shares registered in their names with Computershare and participants who hold shares in the Schlumberger Discounted Stock Purchase Plan may authorize a proxy by:

•	The internet at the following internet address: http://www.proxyvote.com;

•	Telephonically by calling 1-800-690-6903; or
•	Completing and mailing the proxy card.

The internet and telephone voting facilities for stockholders of record will close at 11:59 p.m. Eastern time on April 7, 2009. The internet and telephone voting procedures have been designed to authenticate stockholders and to allow you to vote your shares and to confirm that your instructions have been properly recorded.

A number of banks and brokerage firms participate in a program that also permits beneficial stockholders to direct their vote by the internet or telephone. If shares are held in an account at a bank or brokerage firm that participates in such a program, beneficial stockholders may direct the vote of these shares by the internet or telephone by following the instructions on the voting form.

You can revoke your proxy at any time before it is exercised by timely delivery of a properly executed, later-dated proxy (including an internet or telephone vote) or by voting by ballot at the meeting. By providing your voting instructions promptly, you may save the Company the expense of a second mailing.

All shares entitled to vote and represented by properly executed proxies received prior to the meeting and not revoked will be voted at the meeting in accordance with your instructions.

1. Election of Directors

It is intended that the number of directors be fixed at 11 and that the stockholders elect a Board of Directors of 11 members, each to hold office until the next Annual General Meeting of Stockholders and until a director’s successor is elected and qualified or until a director’s death, resignation or removal. Each of the nominees, other than Henri Seydoux, is now a director and was previously elected by the stockholders. Unless instructed otherwise, the proxies will be voted for the election of the 11 nominees named below. If any nominee is unable or unwilling to serve, proxies may be voted for another person designated by the Board of Directors. The Board knows of no reason why any nominee will be unable or unwilling to serve if elected. Mr. Nicolas Seydoux is not standing for re-election.

A majority of the votes cast is required to elect each nominee for director.

The Board of Directors Recommends a Vote FOR All Nominees.

The Board of Directors’ nominees for election to the Board, together with information furnished by them with respect to their business experience, and other information regarding them, are set forth below:

Nominee, Age and Five-Year Business Experience	Director Since
PHILIPPE CAMUS, 60; Co-Managing Partner, Société Lagardère, a French media and technology company, since March 1998, and Senior Managing Director, Evercore Partners Inc., an advisory and investment firm, since January 2006; co-Chief Executive Officer of the European Aeronautic Defence & Space Company, an aerospace and defense contractor, from July 2000 to July 2005, New York, New York (1)	2007

JAMIE S. GORELICK, 58; Partner, Wilmer Cutler Pickering Hale and Dorr LLP, an international law firm, since July 2003 (2)	2002

ANDREW GOULD, 62; Chairman and Chief Executive Officer since February 2003 (3)	2002

TONY ISAAC, 67; Retired; Former Chief Executive of The BOC Group plc, an international group with three business segments consisting of Gases and Related Products, Vacuum Technology and Supply Chain Solutions, from September 1999 to October 2006, Surrey, U.K. (4)	2003

NIKOLAY KUDRYAVTSEV, 58; Rector, Moscow Institute of Physics and Technology, since June 1997, Moscow, Russia (5)	2007

ADRIAN LAJOUS, 65; Senior Energy Advisor, McKinsey & Company, Houston, Texas, and President of Petrométrica, an energy consulting company, since January 2001, Mexico City (6)	2002

Nominee, Age and Five-Year Business Experience	Director Since
MICHAEL E. MARKS, 58; Managing Partner, Riverwood Capital, LLC (formerly Bigwood Capital, LLC), a private equity firm, since March 2007, Palo Alto, California; Senior Advisor of Kohlberg Kravis Roberts & Co., a private equity firm, from January 2007 to January 2008 and Member from January 2006 to January 2007, Menlo Park, California; Chief Executive Officer of Flextronics, an electronics manufacturing services company, from January 1994 to January 2006 and Chairman of the Board from January 2006 to January 2008, Singapore (7)	2005

LEO RAFAEL REIF, 58; Provost, Chief Academic Officer and Chief Budget Officer, Massachusetts Institute of Technology, since August 2005, Head of Electrical Engineering and Computer Science Department, from September 2004 to July 2005, and Associate Department Head for Electrical Engineering, Department of Electrical Engineering and Computer Science from January 1999 to August 2004, Cambridge, Massachusetts	2007

TORE I. SANDVOLD, 61; Chairman, Sandvold Energy AS, an advisory company in the energy business, since September 2002 (8)	2004

HENRI SEYDOUX, 48; Chairman and Chief Executive Officer, Parrot S.A., a global provider of wireless mobile telephone accessories, since June 2003, Paris (9)	N/A

LINDA GILLESPIE STUNTZ, 54; Partner, Stuntz, Davis & Staffier P.C., a law firm, Washington, D.C. (10)	1993

(1)	Mr. Camus is Chairman of the Board of Lucent Alcatel, a global communications solutions provider, and a director of Credit Agricole, a banking company, where he is a member of the Audit Committee and Chairman of the Compensation Committee.

(2)	Ms. Gorelick is a director of United Technologies Corporation, a provider of high technology products and services, where she serves on its Finance, Compensation and Public Issues Review Committees, and serves on the boards of the John D. and Catherine T. MacArthur Foundation and the Carnegie Endowment for International Peace. She is a member of the Council on Foreign Relations.

(3)	Mr. Gould is a director of Rio Tinto plc and Rio Tinto Limited, a mineral resources group, and is Chairman of its Remuneration Committee and a member of its Nominations Committee.

(4)	Mr. Isaac is senior independent director of International Power plc, an independent power producer, and serves on its Audit, Remuneration and Appointments Committees; and senior independent director of the Hogg Robinson Group, a corporate travel services company, where he serves on its Remuneration Committee and is Chairman of its Audit Committee.

(5)	Mr. Kudryavtsev is a member of the Russian Academy of Sciences and a member of the Council of the Ministry of Education and Science of Russia for Scientific Programs.

(6)	Mr. Lajous is a director of Ternium, S.A., a flat and long steel producer headquartered in Luxembourg, and a member of its Audit Committee; a director of Trinity Industries, Inc., a volume producer of freight and tank railcars in the United States and Mexico and serves on its Audit and Finance Committees; a director of Grupo Petroquimico Beta, S.A., a chemicals company in Mexico; and Chairman of Oxford Institute for Energy Studies, Oxford, U.K.

(7)	Mr. Marks is a director at SanDisk, a memory products company headquartered in California, and a member of its Compensation and Nominating and Governance Committees; and a director of Sun Microsystems, Inc., a network computing infrastructure product and service company, and a member of its Audit Committee. Mr. Marks also serves on several private company boards.

(8)	Mr. Sandvold is a director of Teekay Corporation, a leading provider of international crude oil and petroleum product transportation services, where he is a member of its Nominating and Governance Committee, and also serves on the boards of Lambert Energy Advisory Ltd., E.on Rührgas Norge AS, Energy Policy Foundation of Norway, Stavanger University, NorWind AS and OceanWind.

(9)	Mr. Seydoux is a director of Christian Louboutin, Strapmedia, Mobinear and Maison Darre, all private companies located in Paris.

(10)	Mrs. Stuntz is a director of Raytheon Company, a defense technology company, where she serves on its Audit, Nominating and Governance Committees and is Chair of its Public Affairs Committee.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information with respect to persons known by the Company to be the beneficial owners of 5% or more of the Company’s common stock.

	Beneficial Ownership of Common Stock
Name and Address	Number of Shares	Percentage of Class
Capital Research Global Investors (1) 333 South Hope Street Los Angeles, CA 90071	65,005,000	5.4%

(1)	Based on a Statement on Schedule 13G dated February 17, 2009. Such filing indicates that Capital Research Global Investors has sole voting power with respect to 23,730,000 shares and sole dispositive power with respect to 65,005,000 shares. Capital Research Global Investors is a division of Capital Research and Management Company. The filing indicates that the common stock was acquired in the ordinary course of business and not for the purpose of changing or influencing the control of the Company.

The following lists the shares of Schlumberger common stock beneficially owned as of January 31, 2009 by all directors and nominees, by each of the named executive officers, and by the directors, director nominees and executive officers as a group. Except as footnoted, each individual has sole voting and investment power over the shares listed by that individual’s name. As of January 31, 2009, no nominee for director owned more than 1% of the outstanding shares of the Company’s common stock. All directors, director nominees and executive officers as a group owned 0.6% of the outstanding shares of the common stock of the Company at January 31, 2009.

Name	Shares
Simon Ayat	378,087	(1)
Dalton Boutte	668,553	(2)
Philippe Camus	7,000
Jamie S. Gorelick	19,200	(3)
Andrew Gould	3,563,158	(4)
Tony Isaac	12,000	(5)
Nikolay Kudryavtsev	4,000
Adrian Lajous	14,232	(6)
Michael E. Marks	22,000	(7)
Satish Pai	409,821	(8)
Leo Rafael Reif	4,000
Tore I. Sandvold	16,000
Chakib Sbiti	890,568	(9)
Henri Seydoux	—
Nicolas Seydoux	491,320	(10)
Linda Gillespie Stuntz	26,200	(11)
All directors, director nominees and executive officers as a group (25 persons)	7,449,984	(12)

(1)	Includes 282,000 shares which may be acquired by Mr. Ayat within 60 days through the exercise of stock options.

(2)	Includes 572,968 shares which may be acquired by Mr. Boutte within 60 days through the exercise of stock options.

(3)	Excludes 13,000 shares the receipt of which Ms. Gorelick has deferred under the Stock and Deferral Plan for Non-Employee Directors.

(4)	Includes 2,256,430 shares which may be acquired by Mr. Gould within 60 days through the exercise of stock options and 328,908 pledged shares.

(5)	Excludes 5,000 shares the receipt of which Mr. Issac has deferred under the Stock and Deferral Plan for Non-Employee Directors.

(6)	Held through a limited liability company in which Mr. Lajous has an indirect interest, and excludes 8,000 shares the receipt of which he has deferred under the Stock and Deferral Plan for Non-Employee Directors.

(7)	Excludes 2,000 shares the receipt of which Mr. Marks has deferred under the Stock and Deferral Plan for Non-Employee Directors.

(8)	Includes 358,619 shares which may be acquired by Mr. Pai within 60 days through the exercise of stock options.

(9)	Includes 855,000 shares which may be acquired by Mr. Sbiti within 60 days through the exercise of stock options.

(10)	Excludes 30,728 shares owned by Mr. Seydoux’s wife, as to which he has no voting and investment power, and includes 200,000 pledged shares.

(11)	Includes 6,000 shares as to which Mrs. Stuntz shares voting power and 600 shares owned by a minor child in a trust for which Mrs. Stuntz serves as trustee and excludes 3,400 shares which she deferred under the Stock and Deferral Plan for Non-Employee Directors.

(12)	Includes 5,055,667 shares which may be acquired by executive officers as a group within 60 days through the exercise of stock options and excludes 31,490 shares the receipt of which directors have deferred under the Stock and Deferral Plan for Non-Employee Directors.

Section 16(a) Beneficial Ownership Reporting Compliance

The Company believes, based upon a review of the forms filed by its officers and directors, that during 2008 all of its officers and directors filed on a timely basis the reports required to be filed under Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except for a late Form 4 filing by Rodney Nelson reporting shares acquired through a stock option exercise.

Director Stock Ownership Guidelines

The Board believes that ownership of Schlumberger stock by Board members aligns their interests with the interests of the Company’s stockholders. Accordingly, the Board has established a guideline that each Board member must, within five years after April 22, 2004 or after joining the Board (whichever is later), own at least 10,000 shares or restricted stock units.

Corporate Governance

Schlumberger is committed to adhering to sound principles of corporate governance and has adopted corporate governance principles that the Board believes promote the effective functioning of the Board, its committees and the Company.

Majority Voting for Directors

Schlumberger’s Articles of Incorporation provide that director nominees must be elected at a general meeting of stockholders by a majority of votes cast.

Director Independence

The Board of Directors has determined that each director is independent under the NYSE’s listing standards, other than Mr. Gould, who is Chairman and Chief Executive Officer of Schlumberger. In making this determination, the Board affirmatively determined that each independent director has no material relationship with Schlumberger or management, and that none of the express disqualifications contained in the NYSE rules applied to any of them. As contemplated by NYSE rules, the Company has categorical standards to assist the Board in making independence determinations, under which relationships that fall within the categorical standards are not required to be disclosed in the proxy statement and their impact on independence need not be separately discussed. The Board, however, considers all material relationships with each director in making its independence determinations. A relationship falls within the current categorical standards if it:

•	Is a type of relationship addressed in Section 303A.02(b) of the NYSE Listed Company Manual, but under those rules does not preclude a determination of independence; or
•	Is a type of relationship addressed in Item 404 of Regulation S-K of the Securities and Exchange Commission (the “SEC”), but under that item does not require disclosure; or
•

Consists of charitable contributions by the Company to an organization where a director is an executive officer and does not exceed the greater of $1 million or 2% of the organization’s gross revenue in any of the last 3 years.

None of the independent directors has ongoing relationships relevant to an independence determination that were outside the scope of the Board’s categorical standards.

Director Nominations

The Nominating and Governance Committee recommends to the Board the number and names of persons to be proposed by the Board for election as directors at the annual general meeting of stockholders. In obtaining the names of possible nominees, the Nominating and Governance Committee makes its own inquiries and will receive suggestions from other directors, management, stockholders and other sources, and its process for evaluating nominees identified in unsolicited recommendations from security holders is the same as its process for unsolicited recommendations from other sources. All potential director nominees must be considered by the Nominating and Governance Committee before being contacted by other Company directors or officers as possible nominees and before having their names formally considered by the full Board. The Nominating and Governance Committee will consider nominees recommended by security holders who meet the eligibility requirements for submitting stockholder proposals for inclusion in the next proxy statement and submit their recommendations in writing to Chair, Nominating and Governance Committee, in care of the Secretary, Schlumberger Limited, 5599 San Felipe, 17th Floor, Houston, Texas 77056 by the deadline for such stockholder proposals referred to at the end of this proxy statement. Unsolicited recommendations must contain all of the information that would be required in a proxy statement soliciting proxies for the election of the candidate as a director, a description of all direct or indirect arrangements or understandings between the recommending security holder and the candidate, all other companies to which the candidate is being recommended as a nominee for director, and a signed consent of the candidate to cooperate with reasonable background checks and personal interviews, and to serve as a director of the Company, if elected.

The Nominating and Governance Committee believes that nominees should, in the judgment of the Board, be persons of integrity and honesty, be able to exercise sound, mature and independent business judgment in the best interests of the stockholders as a whole, be recognized leaders in business or professional activity, have background and experience that will complement those of other board members, be able to actively participate in Board and Committee meetings and related activities, be able to work professionally and effectively with other Board members and Schlumberger management, be available to remain on the Board long enough to make an effective contribution, and have no material relationship with competitors, customers, or other third parties that could present realistic possibilities of conflict of interest or legal issues. The Nominating and Governance Committee also believes that the Board should include appropriate expertise and reflect gender, cultural and geographical diversity.

Meetings of the Board of Directors and its Committees

During 2008, the Board of Directors held six meetings. Schlumberger has an Audit, a Compensation, a Nominating and Governance, a Finance, and a Technology Committee. During 2008, the Audit Committee met five times; the Compensation Committee met five times; the Finance Committee met four times; the Nominating and Governance Committee met four times; and the Technology Committee met twice. All incumbent director nominees attended at least 83% of the aggregate of the meetings of the Board and of the committees of the Board on which such directors served. From time to time between meetings, board and committee members may confer with each other and with management and independent consultants regarding relevant issues, and representatives of management may meet with the independent consultants on behalf of the relevant committee.

Board meetings have historically been held on the third or fourth Thursday of January, April, July and October, and committee meetings have been held on the day before each Board meeting. In 2006, the Board also began meeting on the first Thursday of June without any associated committee meetings to discuss topics of significance, such as business strategy, and to visit company facilities. Additional meetings of the Board are held from time to time as required.

Board Committees

Members of the Committees of the Board of Directors

	Audit Committee	Compensation Committee	Nominating and Governance Committee	Finance Committee	Technology Committee
Philippe Camus	X			X
Jamie S. Gorelick		X		X*
Andrew Gould
Tony Isaac	X*		X	X
Nikolay Kudryavtsev	X				X
Adrian Lajous	X	X	X
Michael Marks		X	X
Didier Primat (1)				X
Leo Rafael Reif				X	X
Tore I. Sandvold			X		X
Nicolas Seydoux (2)		X	X*
Linda Gillespie Stuntz		X*	X

*	Chair
(1)	Deceased July 2008.
(2)	Mr. Seydoux is not standing for re-election.

Audit Committee

The Audit Committee consists of four independent directors who meet the independence and other requirements of the NYSE’s listing standards. The Audit Committee assists the Board in its oversight of the integrity of the Company’s financial statements, legal and regulatory compliance, the independent registered public accounting firm’s qualifications, independence, performance and related matters, and the performance of Schlumberger’s internal audit function. The authority and responsibilities of the Audit Committee include the following:

•	recommend for stockholder approval the independent registered public accounting firm to audit the accounts of the Company for the year;
•	evaluate the independence and qualification of the independent registered public accounting firm;
•	review with the independent registered public accounting firm the scope and results of its audit, and any audit problems or difficulties and management’s response;
•	discuss the Schlumberger annual audited financial statements and quarterly financial statements with management and the independent registered public accounting firm;
•

review with management, the internal audit department and the independent registered public accounting firm the adequacy and effectiveness of the Company’s disclosure and internal control procedures, including any material changes or deficiencies in such controls;

•	discuss with management Schlumberger’s risk assessment and risk management policies;
•

discuss with management and the independent registered public accounting firm Schlumberger’s earnings press releases, as well as the type of financial information and earnings guidance, if any, provided to analysts and rating agencies;

•

review Schlumberger’s financial reporting and accounting standards and principles, significant changes in such standards or principles or in their application and the key accounting decisions affecting the Company’s financial statements;

•	set policies for the hiring of employees or former employees of the Company’s independent registered public accounting firm;

•

review with the internal audit department the status and results of the annual internal audit plan, assessments of the adequacy and effectiveness of internal controls, and the sufficiency of the department’s resources;

•

establish procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls, or auditing matters, as well as for confidential, anonymous submission by employees, and others, if requested, of concerns regarding questionable accounting or auditing matters; and

•	prepare an annual audit committee report for the Schlumberger annual proxy statement.

The independent registered public accounting firm is accountable to the Audit Committee. The Audit Committee pre-approves all engagements, fees and terms for audit and other services provided by the Company’s independent registered public accounting firm.

The Board of Directors has determined that Messrs. Camus, Isaac and Lajous, who are independent under applicable NYSE listing standards, are “audit committee financial experts” as defined by applicable SEC rules. The Audit Committee operates pursuant to a written charter, which is available on the Company’s website at www.slb.com/content/about/audit_committee.asp?. Stockholders may also obtain a copy of the charter without charge by writing to the Secretary of the Company at 5599 San Felipe, 17th Floor, Houston, Texas 77056.

Compensation Committee

The Compensation Committee consists of five independent directors who meet the independence requirements of the NYSE’s listing standards. The purpose of the Compensation Committee is to assist Schlumberger’s Board of Directors in discharging its responsibilities with regard to executive compensation, periodically review non-executive directors’ compensation, oversee Schlumberger’s general compensation philosophy, serve as the administrative committee under Schlumberger’s stock plans and prepare the annual Compensation Committee Report required by the rules of the SEC. The authority and responsibilities of the Compensation Committee include the following:

•

review and approve the objectives, evaluate the performance, and review and recommend the compensation of the Company’s Chief Executive Officer to the full Board meeting in an executive session of independent directors. The Compensation Committee bases its recommendations regarding CEO compensation on:

•	CEO performance in light of those objectives;
•	the Company’s financial and business performance, and relative stockholder returns;
•	the CEO’s compensation in prior years; and
•	the Company’s objective to be competitive with comparable peer group companies;
•

review and approve the evaluation process and compensation structure for the Company’s executive officers and approve their annual compensation, including salary, annual cash incentive and long-term incentives (sometimes referred to as “LTIs”);

•	select appropriate peer groups against which the Company’s executive compensation is compared;
•

review incentive compensation and equity based plans, and advise management and the Board of Directors on the design and structure of the Company’s compensation and benefits programs and policies and recommend changes to the Board;

•	administer and make awards under the Company’s stock option plans and review and approve annual stock allocation under those plans;
•

monitor trends and best practices in director compensation and stock ownership guidelines and recommend changes to the Board as it deems appropriate in accordance with the Corporate Governance Guidelines;

•

monitor and review the Company’s overall compensation and benefits program design to ensure continued competitiveness and consistency with established Company compensation philosophy, corporate strategy and objectives and alignment with stockholder interests;

•	review and make recommendations to the Board regarding people-related strategies and initiatives, such as recruitment, retention and diversity management;
•	establish stock ownership guidelines for executive officers and other key position holders;
•	review and discuss with the Company’s management the Compensation Discussion and Analysis (“CD&A”) to be included in the Company’s annual proxy statement to stockholders; and
•	submit a Compensation Committee Report recommending to the Board that the CD&A be included in the proxy.

The Compensation Committee may delegate specific responsibilities to one or more individual committee members to the extent permitted by law, NYSE listing standards and Schlumberger’s governing documents.

The Compensation Committee has retained Towers Perrin as an independent consultant with respect to executive compensation matters. The consultant reports to and acts solely at the direction of the Compensation Committee. Schlumberger management does not direct or oversee the activities of Towers Perrin with respect to the Company’s executive compensation program and has not engaged Towers Perrin for any other matter. Towers Perrin prepares compensation surveys for review by the Compensation Committee each October, in advance of the annual executive officer compensation review each January. Towers Perrin works with the Company’s human resources function to compare compensation paid to the Company’s executive officers with compensation paid for comparable positions at companies included in the surveys. Towers Perrin and the Company’s human resources function also compile annual compensation data for each executive officer. The Compensation Committee has also instructed Towers Perrin to prepare an analysis of each named executive officer’s compensation. The design and day-to-day administration of all compensation and benefits plans and related policies, as applicable to executive officers and salaried employees, are handled by teams of the Company’s human resources, finance and legal department employees.

The Compensation Committee evaluates all elements of executive officer compensation each January, after a review of financial and personal objectives with respect to the prior year’s results. The purpose is to determine if any changes in the officer’s compensation are appropriate. The CEO does not participate in the Compensation Committee’s deliberations with regard to his own compensation. At the Compensation Committee’s request, the CEO reviews with the Committee the performance of the other executive officers, but no other executive officer has any input in executive compensation decisions. The Compensation Committee gives substantial weight to the CEO’s evaluations and recommendations because he is particularly able to assess the other executive officers’ performance and contributions to the Company. The Compensation Committee independently determines each executive officer’s mix of total direct compensation based on the factors described in “Compensation Discussion and Analysis—Elements of Compensation—Relative Size of Direct Compensation Elements.” Early in the calendar year, financial and personal objectives for each executive officer are determined for the current year. The Compensation Committee may, however, review and adjust salaries or grant stock options at other times as the result of new appointments or promotions during the year.

The following table summarizes the approximate timing of significant compensation events:

Event	Timing
Establish executive officer financial objective(s)	January of each fiscal year for current year

Establish executive officer personal objectives	Early in the first quarter of the fiscal year for current year

External consultants provide analysis for compensation committee to evaluate executive compensation	October of each year for compensation in the following fiscal year

Evaluate executive performance (achievement of objectives established in previous fiscal year) and recommend compensation based on those results	Results approved in January of each fiscal year for annual cash incentive with respect to prior year. Earned incentive paid in February.

Review and recommend base salary and determine stock option grants	January of each fiscal year for base salary for that year and for stock options to be granted in that year

The Compensation Committee has also retained Towers Perrin as an independent consulting firm with respect to director compensation matters. The consultant reports to and acts at the direction of the Compensation Committee. The consultant prepares an analysis of competitive non-employee director compensation levels and market trends using the same peer groups as those used in the executive compensation review.

The Compensation Committee operates pursuant to a written charter, which is available on the Company’s website at www.slb.com/content/about/compensation_committee.asp?. Stockholders may also obtain a copy of the Compensation Committee’s charter, without charge, by writing to the Secretary of the Company at 5599 San Felipe, 17th Floor, Houston, Texas, 77056.

Nominating and Governance Committee

The Nominating and Governance Committee is comprised of six independent directors who meet the independence requirements of the NYSE’s listing standards. The authority and responsibilities of the Nominating and Governance Committee include the following:

•	lead the search for individuals qualified to become members of the Board;
•	evaluate the suitability of potential nominees for membership on the Board;
•	periodically review the qualifications and criteria taken into consideration in the evaluation of potential nominees for membership on the Board;
•

recommend to the Board the number and names of proposed nominees for election as director at the annual meeting of stockholders and, in the case of a vacancy on the Board, the name of an individual to fill the vacancy;

•

consider the resignation of a director who has changed his or her principal occupation and inform the Board as to whether or not the Nominating and Governance Committee recommends that the Board accept the resignation;

•	review the direct and indirect relationships of members of the Board with the Company or its management and assist the Board with its determination of the independence of its members;
•

monitor trends and best practices in corporate governance, periodically review the corporate governance guidelines and recommend changes as it deems appropriate in those guidelines, in the corporate governance provisions of the Company’s By-Laws, and in the policies and practices of the Board;

•	perform the functions of the Committee under the Company’s Policy with respect to Related Person Transactions;
•	quarterly review the Company’s Ethics and Compliance Program;
•	annually review and make recommendations to the Board regarding its process for evaluating the effectiveness of the Board and its committees;
•	oversee the annual assessment of Board effectiveness and report to the Board;
•	periodically review and make recommendations to the Board regarding new Director orientation and Director continuing education;
•	annually recommend to the Board committee membership and chairs, and review periodically with the Board committee rotation practices;
•

approve the membership of any executive officer on another listed company’s board, and receive timely information from non-employee directors of any new listed company board to which they have been nominated for election as director and of any change in their existing status as director on any other listed company board; and

•	advise the Board on succession planning.

The Nominating and Governance Committee operates pursuant to a written charter, which is available on the Company’s website at www.slb.com/content/about/nomgov_committee.asp?. Stockholders may also obtain a copy of the charter without charge by writing to the Secretary of the Company at 5599 San Felipe, 17th Floor, Houston, Texas 77056.

Finance Committee

The Finance Committee advises the Board and management on various matters, including dividends, financial policies and the investment and reinvestment of funds. The authority and responsibilities of the Finance Committee include the following:

•	recommend investment and derivative guidelines for the cash and currency exposures of the Company and its subsidiaries;

•	review the actual and projected financial situation and capital needs of the Company as needed, regarding:
•	the capital structure of the Company, including the respective level of debt and equity, the sources of financing and equity, and the Company’s financial ratios and credit rating policy;
•	the Company’s dividend policy; and
•	the issuance and repurchase of Company stock;
•	review the insurance principles and coverage of the Company and its subsidiaries, as well as financing risks, including those associated with currency and interest rates;
•	review the investor relations and stockholder services of the Company;
•	review the financial aspects of any acquisitions submitted to the Board and, as delegated to the Finance Committee by the Board, to review and approve any acquisitions covered by such delegation;
•	review the administration of the employee benefit plans of the Company and the performance of fiduciary responsibilities of the administrators of the plans; and
•	function as the Finance Committee for pension and profit-sharing trusts as required by U.S. law.

The Finance Committee operates pursuant to a written charter, which is available on the Company’s website at www.slb.com/content/about/finance_committee.asp?. Stockholders may also obtain a copy of the charter without charge by writing to the Secretary of the Company at 5599 San Felipe, 17th Floor, Houston, Texas 77056.

Technology Committee

The Technology Committee advises the Board and management on various matters, including the following:

•	research and development: strategies and priorities; and
•	the quality and relevance of programs dealing with scientific research, development, information and manufacturing technology, systems integration and university relationships.

The Technology Committee operates pursuant to a written charter, which is available on the Company’s website at www.slb.com/content/about/tech_committee.asp?. Stockholders may also obtain a copy of the charter without charge by writing to the Secretary of the Company at 5599 San Felipe, 17th Floor, Houston, Texas 77056.

Director Presiding at Executive Sessions

The Board of Directors schedules executive sessions without any management members present in conjunction with each regularly scheduled Board meeting, and at the request of a director. Mr. Nicolas Seydoux, Chair of the Nominating and Governance Committee, has presided at these executive sessions of non-management directors.

Stockholder Communication with Board Members

The Board has established a process for interested parties to send communications, other than sales-related communications, to one or more of its members. Any such communication should be sent by letter addressed to any member or members of the Board to whom the communication is directed, in care of the Secretary, Schlumberger Limited, 5599 San Felipe, 17th Floor, Houston, Texas 77056. All such communications will be forwarded to the Board member or members specified.

Director Attendance at Annual General Meeting

The Board’s policy regarding director attendance at the Annual General Meeting of Stockholders is that directors are welcome to attend, and that the Company will make all appropriate arrangements for directors that choose to attend. In 2008, no directors attended the Annual General Meeting.

Policies and Procedures for Approval of Related Person Transactions

In January 2007, the Board formally adopted a policy with respect to Related Person Transactions to document procedures pursuant to which such transactions are reviewed, approved or ratified. The policy applies to any transaction in which:

•	the Company is a participant;
•	any related person has a direct or indirect material interest; and
•	the amount involved exceeds $120,000, but excludes any transaction that does not require disclosure under Item 404(a) of Regulation S-K.

The Nominating and Governance Committee, with assistance from the Company’s General Counsel, is responsible for reviewing, approving and ratifying any related party transaction. The Nominating and Governance Committee intends to approve only those related person transactions that are in, or are not inconsistent with, the best interests of the Company and its stockholders.

Corporate Governance Guidelines and Code of Ethics

Copies of Schlumberger’s Corporate Governance Guidelines and Schlumberger’s Code of Ethics are available at the Company’s corporate governance website located at www.slb.com/content/about/corpgovernance.asp?. Stockholders may also obtain copies of Schlumberger’s Corporate Governance Guidelines and Schlumberger’s Code of Ethics without charge by writing to the Secretary of the Company at 5599 San Felipe, 17th Floor, Houston, Texas 77056.

AUDIT COMMITTEE REPORT

During 2008, the Audit Committee periodically reviewed and discussed the Company’s financial statements with Company management and the independent registered public accounting firm, PricewaterhouseCoopers LLP, including matters raised by the independent registered public accounting firm pursuant to Statement on Auditing Standards No. 61 (Communication with Audit Committees) and the requirements of the Public Company Accounting Oversight Board. The Audit Committee discussed with the Company’s management and independent registered public accounting firm the review of the Company’s reporting and internal controls undertaken in connection with certifications by the Company’s Chief Executive Officer and Chief Financial Officer pursuant to the Sarbanes-Oxley Act of 2002 in certain of the Company’s filings with the SEC. The Audit Committee also reviewed and discussed such other matters as it deemed appropriate, including the Company’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002 and the other provisions of the Sarbanes-Oxley Act of 2002 and rules adopted or proposed to be adopted by the SEC and the NYSE.

The Company’s independent registered public accounting firm provided the Audit Committee with written disclosures required by the Public Company Oversight Board Rule 3526 (Communication with Audit Committees Concerning Independence), and the Committee discussed PricewaterhouseCoopers LLP’s independence with them.

Based on the foregoing review and discussion, and relying on the expected representation of Company management and the expected independent registered public accounting firm’s report to the Audit Committee, the Audit Committee recommended that the Board include the financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 filed with the SEC.

SUBMITTED BY THE AUDIT COMMITTEE OF THE SCHLUMBERGER

BOARD OF DIRECTORS

Philippe Camus	Nikolay Kudryavtsev
Tony Isaac, Chair	Adrian Lajous

COMPENSATION DISCUSSION AND ANALYSIS

The following Compensation Discussion and Analysis (“CD&A”) describes Schlumberger’s compensation policies and practices as they relate to the executive officers identified in the Summary Compensation Table below (the “named executive officers”) and the other executive officers. The purpose of the CD&A is to explain what the elements of compensation are; why the Compensation Committee selects these elements; and how the Compensation Committee determines the relative size of each element of compensation.

Executive Compensation Philosophy

Schlumberger’s longstanding compensation philosophy is to compensate senior executives and professional-level employees for demonstrable performance against goals that have been objectively set and measured. It is driven by the need to recruit, develop, motivate and retain top talent both in the short-term and long-term and to support the Company’s values in the areas of people, technology and profitability. Promotion from within is a key principle at Schlumberger, and all executive officers, including the named executive officers, have reached their current positions through career development in the Company. Diversity is a very important part of Schlumberger’s cultural philosophy, and Schlumberger believes its use of similar compensation packages at all levels is a strong factor in Schlumberger’s success with diversity.

In general, the same compensation philosophy is applied to all levels of exempt employees (usually employees in professional-level jobs), including the named executive officers. While the amounts of compensation may be different, each of the components of an exempt employee’s compensation package is the same and is applied using broadly the same methodology, which is described below. Exceptions to this principle are generally due to local (i.e., country-specific) requirements. Schlumberger compensation programs have been designed to ensure that the higher an executive’s position in the Company, the larger the proportion of compensation at risk and subject to performance criteria aligned with creating return for stockholders. Named executive officers receive a greater percentage of their compensation through at-risk pay tied to Company performance than other executives.

Employees globally (including named executive officers) are included in an annual objectives-setting process and review, and their performance against these objectives determines the compensation they receive. Other factors affecting compensation include:

•	annual Company performance;
•	the job’s impact on Company results;
•

the Company’s objective to be competitive with selected companies in the oil services, exploration and production, refining and pipeline industries and with other selected companies of comparable size and scope, known as the “comparator” or “peer” groups; and

•	leadership, management and technical expertise, performance history, complexity of the position and responsibilities, growth potential, reporting structure and internal pay equity.

Named executive officers receive the same benefits as other employees. As is the case with compensation, any differences are generally due to local requirements. In line with this philosophy, named executive officers receive minimal perquisites and have no employment agreements, “golden parachutes” or change in control agreements. In the event of a change in control, the only compensation and benefits changes for all employees are full vesting in any unexercised stock options and restricted stock units and full vesting in any account balance under the supplemental retirement savings plan. Change in control with regard to stock options is described more fully under the section “Change in Control” in the narrative following the Nonqualified Deferred Compensation table. Although Schlumberger’s stock plans provide that any restricted stock or restricted stock units (“RSUs”) granted to executive officers must be performance-based, it has not been Schlumberger’s practice to award RSUs to executive officers.

Goals of Executive Compensation

In establishing executive compensation, Schlumberger believes that:

•	compensation and benefits should be competitive with peer companies that compete with the Company for business opportunities and/or executive talent;

•	annual cash incentive and stock option awards should reflect progress toward Company-wide financial and personal objectives and should balance rewards for short-term and long-term performance;
•

the Company’s policies should encourage appropriate executive stock ownership through stock option awards and stock ownership guidelines in order to align the interests of its executive officers with those of its other stockholders; and

•	the overall executive compensation package should enable Schlumberger to attract, motivate and retain talented executive officers.

In years of average Company performance the Compensation Committee generally deems it appropriate to position the compensation of executive officer jobs at or around the median of the market for a comparable position. This means that the package remains competitive enough to attract and retain top talent but does not over-reward average performance. Compensation is set between the 50th and 75th percentiles or higher for exceptional business performance, for key skills in critical demand, and for positions that are of high internal value. In exceptional circumstances, the Company pays above the 75th percentile for performance that significantly exceeds the Company’s and the individual’s goals for purposes of motivation, reward and retention.

2008 Summary

As a result of a decrease in profitability in the fourth quarter of 2008 due to the global financial crisis, reduced exploration & production budgets and lower spending by customers, as well as the more difficult business outlook for 2009, base salaries for the named executive officers were frozen for 2009, pay-out for the financial part of their 2008 annual cash incentive was zero, and the value of the 2009 stock option grants awarded to them was reduced by approximately 20% in comparison with their 2008 grants.

Management of Executive Compensation

The Schlumberger executive compensation program is managed by the Compensation Committee. The specific duties and responsibilities of the Compensation Committee are described in this proxy statement under “Corporate Governance—Board Committees—Compensation Committee” above.

Role of Compensation Consultant

The Compensation Committee has engaged the independent consulting firm of Towers Perrin with respect to executive compensation matters. Towers Perrin does no other work for Schlumberger. For more information on this engagement, see “Corporate Governance—Board Committees—Compensation Committee” above.

Elements of Compensation

General

Schlumberger’s executive compensation program consists of three primary elements:

•	base salary;
•	performance-based annual cash incentive; and
•	long-term equity incentives (only stock option awards for executive officers).

These elements allow the Company to remain competitive in attracting and retaining executive talent, and to motivate executives with current and potential future financial rewards. At the same time, this relatively simple compensation plan can be applied and communicated to exempt employees of over 140 nationalities working in approximately 80 countries globally. Schlumberger sees diversity of its work force as a business imperative enabling the Company to provide services to clients anywhere in the world.

Relative Size of Direct Compensation Elements

In setting executive compensation, the Compensation Committee considers the total compensation that it wishes to pay to an executive officer based on the factors described in this CD&A, as well as the form of the compensation as discussed below. The Committee aims to achieve the appropriate balance between immediate cash rewards and long-term financial incentives for the achievement of both annual and long-term financial and non-financial objectives.

The pie charts below show the average percentage of 2008 base salary, cash incentive and long-term equity incentive (LTI) award for the named executive officer positions in comparison with the two external peer groups described below, and indicate that Schlumberger’s current pay mix is very close to that of both peer groups. This table is based on compensation data as it appears in the consultant’s September 2008 report.

The Committee relies on its own judgment in making compensation decisions for the named executive officers after reviewing the size and mix of the compensation elements for executive officers against those of companies in the comparator groups. The size and mix of each element in total direct compensation is based on:

•	job impact on the Company;
•	overall Company and individual performance;
•	external market practice; and
•	the recommendations of the CEO (except for his own compensation).

The level of incentive compensation typically increases in relation to an executive officer’s increased responsibilities. This is because the more senior the job, the more the executive officer can affect Company results either positively or negatively, with a corresponding effect on his or her own compensation package. The Compensation Committee believes that making a significant portion of an executive officer’s compensation contingent on positive annual results and positive stock price performance, described as “at risk” compensation, more closely aligns an executive officer’s interests with those of the stockholder. If the stockholder gains, the executive officer also gains, and vice-versa.

The Compensation Committee does not aim to achieve a specific target of cash versus equity-based compensation or annual versus long-term incentive compensation. Instead, the Committee relies on the processes described in this CD&A to determine the appropriate levels for each element of compensation.

The Compensation Committee may at its discretion modify the mix of base, annual and long-term incentives or otherwise adjust the total compensation to best fit an executive officer’s specific circumstances. For example, the Committee may award more cash and not award a stock option grant to an executive officer approaching retirement. This provides more flexibility to the Committee to reward executive officers appropriately as they near retirement, when they may only be able to partially fulfill the five-year vesting required for stock options. The Committee may also increase the size of stock option grants to an executive officer if the total number of career stock option grants does not adequately reflect the executive’s current position with the Company.

Selection of Comparator Companies

The Compensation Committee annually approves the companies used in the executive compensation analysis based on surveys conducted by Towers Perrin. The surveys are based on criteria established and provided by the Committee, which include:

•	competition in the oilfield services industry;
•	global presence and scope of international operations;
•	competition for executive talent;
•	leadership position in the oil and gas sector; and
•	comparable revenues.

To prepare for the compensation analysis, the Company’s human resources function works with the executive compensation consultants to match Company positions and responsibilities against survey positions and responsibilities and to compile the annual compensation data for each executive officer.

While the comparator market data provide guidance in making decisions on executive compensation, the Compensation Committee does not set compensation based on market data alone. The Committee also considers the value of an executive officer’s position to the Company and the market demand for those skills.

Two peer groups are used for the compensation analysis. The first peer group currently comprises 30 companies in the oil services, exploration and production, refining and pipeline industries, including 10 direct competitors in the oilfield services industry, all of which are part of Value Line’s Oilfield Services Industry Group. Nine international energy and energy-related companies that also meet the established criteria are included in this peer group, reflecting the Company’s international operations. Although Schlumberger is an oilfield services company, the Compensation Committee decided that it is important to include oil exploration and production companies in the survey as they compete with Schlumberger for talent. Also, since Schlumberger is significantly larger than many of its direct competitors in the oilfield services industry, the addition of the exploration & production companies provides a more complete comparator group.

Because the revenue of these companies varies significantly, Towers Perrin uses regression analysis to adjust the data and make it possible to include both larger and smaller companies in the peer group. Regression analysis is a statistical tool for examining the relationship between two or more variables, in this case, compensation and company scope as measured by revenue.

OIL INDUSTRY PEER GROUP: Oil services, E&P, refining and pipeline
Anadarko Petroleum	Baker Hughes	BG Group	BHP Billiton	BJ Services
BP	Cameron International	Canadian Natural Resources	Chevron	CITGO
ConocoPhillips	ENI, SPA	Exxon Mobil	Halliburton	Hess
Marathon Oil	Murphy Oil	Nabors Industries	Noble	Occidental Petroleum
Parker Drilling	Repsol	Royal Dutch Shell	Smith International	Sunoco
Statoil Hydro	Total	Transocean	Valero	Weatherford

Schlumberger uses a second “general industry” peer group to provide data from similarly-sized companies and supplement the data from the oil group, whose companies are closest to Schlumberger in industry type but have widely varying revenue sizes. Like the first comparator group, this second group also includes non-US companies. The Committee also considers data from the second peer group as it deems necessary or advisable insofar as data from the first peer group may not exist, or may be insufficient, for some executive officer positions. The second group is also particularly relevant for staff positions.

In 2007, the general industry peer group included 50 companies with revenues from $10-$30 billion and a median revenue of $17.7 billion. As Schlumberger’s total revenue for 2007 grew to $23.3 billion, the Compensation Committee decided that it was appropriate in 2008 to alter the revenue range to include companies with revenues from $15-$40 billion, of which there were 38. The median revenue of this revised group was $23.3 billion. Prior to the change, Schlumberger’s revenue ranked at approximately the 79th percentile of the group, which was considered high in the range. After the change, Schlumberger was placed at approximately the 62nd percentile in terms of revenue, which was considered to be a better position in the range. Excluded from this peer group are companies from industry sectors that do not have a global presence and are least comparable to Schlumberger’s areas of focus, such as companies in retail and financial services.

GENERAL INDUSTRY PEER GROUP: $15B to $40B sales with technical and global focus
3M	Abbot Laboratories	Accenture	Alcatel-Lucent	Alcoa
Apple	BAE Systems	Bayer	Bristol-Myers Squibb	Canon
Cisco Systems	DuPont	EDS	Eli Lilly	Emerson Electric
Freeport-McMoran Copper & Gold	Goodyear Tire & Rubber	Henkel	Honeywell	Intel
International Paper	Kimberly-Clark	Phillips Electronics	Lenovo	Merck
Motorola	NIKE	Novartis	Oracle	Rio Tinto
SCA	Schneider Electric	Tech Data	Unilever	US Steel
Whirlpool	Wyeth	Xerox

Apart from the change to the general industry revenue range, the Compensation Committee decided to retain the same peer group criteria as in the previous year in order to provide a stable basis for comparison. Even if the peer group criteria do not change, the companies included in these peer groups may vary from year to year depending on companies’ participation in salary surveys and the quality of available compensation data.

Internal Pay Equity

A review of internal pay equity was carried out and was discussed by the Compensation Committee at its October 2008 meeting. The Committee reviewed the CEO position in relation to the other named executive officers positions and concluded that in view of the breadth and complexity of the position, its impact on Company performance in comparison with the other named executive officer positions, and the extensive experience of the CEO, internal pay differences were equitable.

Pay-for-Performance

In July 2008, the Compensation Committee completed a review of the 2008 compensation elements of executive officers, including the named executive officers, in comparison with both peer groups. In order to specifically focus on pay-for-performance, the Committee reviewed the average percentage of annual incentive paid to Schlumberger’s executive officers in 2008 for 2007 performance as a percentage of their target incentive, in comparison with the percentage of Schlumberger’s 2007 revenue and net income growth. The Committee then compared Schlumberger’s data to similar data for oil industry peer group companies as provided by Towers Perrin. In making this comparison, the Compensation Committee reviewed the position of Schlumberger’s CEO against other CEOs in the oil industry peer group. It then separately reviewed all other executive officers including the named executive officers against other executive officers in the oil industry peer group. As a result of this review, the Compensation Committee concluded that Schlumberger’s pay practices were aligned with its pay-for-performance philosophy.

Cash Compensation

Base Salary

Base salary is the fixed portion of an executive’s annual cash compensation. The fact that base salary is fixed means that the executive officer has some stability of income when the other compensation elements are variable and not guaranteed. On appointment to an executive officer position, the base salary is set at a level competitive with base salaries in the two peer groups and takes into account factors such as the performance, experience and long-term potential of the individual as well as internal pay equity and Company performance. This means typically that base salary is set between the median and the 75th percentile of both peer groups.

Base salaries for each executive officer position are compared annually with similar jobs in both peer groups. A base salary change for an executive officer, except the Chief Executive Officer, is both recommended by the CEO and approved by the Compensation Committee according to:

•	market movement of salaries in the peer groups;
•	comparison to internal peer positions;
•	the Company’s performance during the year relative to the previous year and to its market peers; and
•	overall performance against objectives.

The base salary of the CEO is reviewed and recommended by the Compensation Committee in executive session for approval by the independent members of the Board of Directors based on the same criteria as above.

A base salary for an executive position is generally fixed for several years, which means that increases are usually more significant when they occur. Less frequent changes of base salary also put more emphasis on the at-risk, or variable, portion of compensation, namely annual cash incentive and stock options. If business or individual performance is below target, the Compensation Committee has the discretion to award no base salary increase as is described further below.

The Compensation Committee may, on occasion, adjust an executive officer’s base salary during the year when the executive officer is promoted or if there is a significant change in his or her responsibilities. In this situation, the CEO (in the case of executive officers other than himself) and the Compensation Committee carefully consider new responsibilities, external pay practices, retention considerations and internal pay equity, as well as past performance and experience.

There are occasions when a base salary may be reduced such as when an executive officer moves to a position of lesser responsibility in the organization. Alternatively, the base salary can be frozen for a number of years until it falls in line with comparable positions in the peer groups. This depends on individual situations.

As explained in “2008 Summary” above in this CD&A, the Compensation Committee decided in January 2009 that due to the difficult global business and Company specific operating conditions, it was not appropriate to award the named executive officers base salary increases for 2009. Prior to making this decision, the Compensation Committee reviewed, in October 2008, each of the compensation elements of the named executive officers as well as their total direct compensation against the corresponding benchmark positions of the oil industry and the general industry peer groups. The Committee decided that in view of decreased profitability for 2008, the uncertain outlook for 2009 and the fact that the base salaries for all named executive officers were above the 50th percentile of both peer groups, no base salary increases would be awarded to any of the named executive officers for 2009.

Annual Cash Incentive

The Company pays performance-based bonuses to named executive officers to foster a results-driven, pay for performance culture and to align their interests with those of Schlumberger’s stockholders. The Compensation Committee selects performance-based measures which it believes will motivate an executive to increase operating results in the short-term as well as to drive profitable long-term Company growth and value for the stockholders.

The annual cash incentive for executive officers ranges from 0% to 60% to 0% to 100% of base salary, depending on the position. Half of the potential range is based on the satisfactory completion of personal objectives and the other half of the potential range is based on the achievement of Company financial objectives, which is described below in “2008 Annual Incentive”. The incentive is performance-based and is paid out in February according to the achievement of both personal and financial objectives during the previous fiscal year.

The financial half of the incentive has an incremental financial element, which can double the payout on achievement of superior financial results. This enhanced incentive is only applied to operations and staff positions reporting to the CEO, to positions reporting to executive officers and to certain categories of operations and staff positions that have a significant impact on the Company’s success. The Compensation Committee reviews and recommends to the full Board the financial objectives for both the CEO and the other executive officers. The Committee approves the personal objectives for the CEO and assesses his performance against those objectives in determining the actual level of the annual cash incentive award, which is approved by the Board. The CEO approves the personal objectives for the other executive officers, including the other named executive officers, and the Committee reviews and approves the results. The half of the incentive based on personal objectives has no incremental element.

2008 Annual Incentive

In 2008, the financial half of the annual cash incentive for all executive officers was based on earnings per share goals.

Earnings per share (“EPS”) was selected as the most appropriate measure upon which to base the financial portion of the annual cash incentive because it is currently the metric that Schlumberger believes is most widely used by investors and analysts to evaluate the performance of Schlumberger. (The Compensation Committee has the discretion to decide whether to take into account the effect of unusual charges or gains on EPS depending on the nature of the item.)

The process used to set these EPS targets starts with a review of plans and projections following bottom-up planning from the field which looks at factors including:

•	activity growth as measured by the number of rigs;
•	pricing;
•	exploration and production (E&P) spending; and
•	introduction of new technology.

Taking into account all of the above, together with Schlumberger’s leadership position in the oilfield services industry, management set aggressive EPS objectives for 2008, which were approved by the Compensation Committee, to exceed the average expected growth of the industry. These objectives provided the opportunity to increase the financial half of the incentive from 100% to 300% of the incentive potential for those eligible. No incentive would be paid if the minimum EPS target was not met.

In order for 100% of the financial incentive to be paid in 2009 for goals set in early 2008, the EPS achieved had to be at least $4.80. An EPS of at least $4.96 was needed to achieve 200% of the financial incentive, and $5.16 was necessary to achieve the maximum 300% level. An EPS of at least $4.60 was needed to trigger an 80% financial incentive payment and below that no financial annual incentive would be paid. If the EPS result achieved was between two targets, then the financial incentive payment would be pro-rated.

For 2008, EPS achieved was $4.42, resulting in zero incentive payment. This result was a consequence of the current difficult global economic conditions, which have reduced worldwide demand for energy, significantly lowered crude oil and natural gas prices and led to client curtailment of spending.

The second half of the incentive is related to personal objectives that are specific to each executive officer position and may relate to:

•	technology or geographical profitability or revenue growth;
•	new technology introduction and market penetration;
•	acquisitions or divestitures;
•	non-financial goals that are important to the Company’s success, including:
•	people-related objectives such as retention and diversity;
•	ethics and compliance;
•	safety objectives; and
•	any other business priority.

In 2008, all of the named executive officers, with the exception of Mr. Ayat, had objectives regarding people. These included objectives on the retention of key populations, diversity, compensation management and the development of specific competencies. These were mostly achieved. The same named executive officers had objectives on strategic business development with regard to particular product offerings and geographic areas, which they completed to a significant extent. Messrs. Sbiti and Pai also had objectives on safety, which were partially achieved.

Messrs. Gould and Ayat had objectives relating to acquisitions, which were largely achieved, including the acquisition of Saxon Energy Services Inc. Additionally, Mr. Gould had objectives on business projects, which among other things, resulted in an alliance between Schlumberger and Gazprom.

Messrs. Gould and Sbiti had objectives relating to research, development and manufacturing, which covered a number of aspects including quality and geographic capability, and were partly achieved. Messrs. Sbiti and Pai had additional objectives on quality in field operations and cost management, which were mostly completed.

Mr. Ayat had additional objectives including currency management and a review of deferred benefit programs, which he achieved.

The award for the personal half of the objectives was based on the specific results each named executive officer achieved.

Total Cash Compensation

Cash compensation comprises base salary and annual cash incentive. Typically the higher the job is in the management hierarchy, the smaller the base salary as a percentage of total compensation. In other words, the greater the job’s impact on Company results, the larger the variable portion of compensation as a percentage of total compensation.

2008 Annual Incentive as a Percentage of Base Salary

Name	Total Incentive Range Eligibility	Financial Half Incentive Eligibility	Financial Half Incentive Achieved	Personal Half Incentive Eligibility	Personal Half Incentive Achieved	Total Incentive as a % of Base Salary

A. Gould	0-100	50	0	50	45	45
S. Ayat	0-100	50	0	50	42	42
C. Sbiti	0-100	50	0	50	43	43
D. Boutte	0-100	50	0	50	42	42
S. Pai	0-75	37.5	0	37.5	32	32

Long-Term Incentives

Stock Options

Stock options are a vital piece of the Company’s total compensation package and are designed to give high-value employees, including named executive officers, a longer-term stake in the Company, provide incentives for future performance, act as a long-term retention tool and align employee and stockholder interests. Schlumberger currently uses stock options as its sole long-term incentive for executive officers as it believes that they align employee incentives with stockholders interests. This is because options only have value if the stock price increases over time. Since a financial gain from stock options is possible only after the price of the common stock has increased, the Company believes that grants of stock options motivate executives and other employees towards behavior and activities that benefit all stockholders.

Stock Option Granting Process

The Compensation Committee is responsible for option grants under Schlumberger’s stock option and incentive plans. The Committee approves a budget for stock option grants for the following year at each October Compensation Committee meeting. Management determines the allocation for groups within the Company and individual recommendations are made by the heads of the groups and approved by the CEO. The Compensation Committee approves and grants all stock option awards, paying particular attention to executive officer awards, which are recommended by the CEO, except for his own. Awards for executive officers other than the CEO are granted by the Compensation Committee and discussed with the Board of Directors. Awards for the CEO are granted by the Committee following approval by the full Board.

The regular Board of Directors and Compensation Committee meeting schedule is set at least a year in advance with Board meetings held quarterly, on the third or fourth Thursday of January, April, July and October, and the committee meetings held the day before each Board meeting. The timing of these committee meetings is not determined by executive officers and is usually two days in advance of the Company’s announcement of earnings. The Compensation Committee sets the grant date as the day of the Board meeting. The Company does not time the release of material non-public information for the purpose of affecting the values of executive compensation. At the time of making stock option grant decisions, the Compensation Committee is aware of the earnings results and takes them into account, but it does not adjust the size of grants to reflect possible market reaction. Generally, annual stock option grants are made at the January meeting of the Compensation Committee, although specific grants may be made at other regular meetings to recognize the promotion of an employee, a change in responsibility or a specific achievement. It is Schlumberger’s policy to make awards to executive officers and other employees at the same time.

The exercise price for all stock options granted to executive officers and other employees is the average of the high and low trading price of the Schlumberger common stock on the NYSE on the date of grant, which has been the practice for many years. The potential gain with any increase in stock price is the same as the stockholders’ gain.

Stock options have five-year ratable vesting, except for those granted to employees in France, which have four-year cliff vesting (meaning that all of those options vest at a single point in time). Stock options are awarded to employees in professional-level jobs, but each general grant typically includes fewer than 10% of this population. The selection process for employees recommended for a grant is the same for all employees and is based on management’s decision regarding the performance and potential of each individual, the individual’s success in achieving both financial and personal objectives and the desire to retain key employees while motivating future exceptional performance. The list of recommendations to the Compensation Committee is reviewed through the Executive Vice President of each operating group and is approved by the Vice President of Personnel and the CEO.

Important Factors in Understanding Schlumberger’s Use of Stock Options

The Company’s stock option plans do not permit the following:

•	granting of stock options at a price below the fair market value on the grant date;
•	repricing, or reducing the exercise price of a stock option;
•	substituting a new option grant with an exercise price lower than the exercise price of an outstanding option grant;
•	providing grants with a reload vehicle; or
•	acceleration of vesting upon retirement.

Executive Stock Ownership Guidelines

The Compensation Committee and management believe strongly in linking executive long-term rewards to stockholder value. As a result, the Committee has established the following stock ownership guidelines applicable to executive officers and other key position holders.

Title	Stock Ownership Guidelines
CEO	5 times base salary
Executive Vice President	3 times base salary
Other Officers	1.5 times base salary
Key Staff Positions	1 times base salary

Each executive covered by the guidelines must hold in shares at least 30% of their entire gain on the stock option exercise for a period of six months. Those who do not meet the guidelines after the six-month period must continue to hold the shares until the guidelines are met. There is no specified timeline to achieve the guidelines, as many of the executives do not exercise their stock options until the later part of their option term.

The stock ownership guidelines also specify that any individual covered by this policy may not purchase, sell or enter into any other market transactions with respect to Schlumberger stock during any “blackout” period. A blackout period usually applies from the beginning of the first day following the last month of each fiscal quarter (January, April, July and October 1 of each year) up to and including two full trading days after the public release of Schlumberger’s quarterly or annual financial results. In addition to the regularly scheduled blackout periods, Schlumberger may impose additional blackout periods during which there may exist material non-public information about Schlumberger, such as major acquisitions and divestitures.

Prohibition on Speculation in Schlumberger Stock

Schlumberger’s stock ownership guidelines prohibit executives from speculating in the Company’s stock, which includes, but is not limited to, short selling (profiting if the market price of the common stock decreases); buying or selling publicly traded options, including writing covered calls; and hedging or any other type of derivative arrangement that has a similar economic effect.

Stock Options Granted to Executive Officers with Respect to 2008 Performance

The Compensation Committee makes grants of stock options to reward prior performance but also to retain executive officers and provide incentives for future exceptional performance. The size of a stock option grant increases with the level of position, and for the CEO is typically the largest element of the total compensation package. In determining the number, if any, of stock options granted to executive officers, the Compensation Committee considers numerous factors, including:

•	the Company’s financial and operating performance during the relevant period;
•	achievement of non-financial goals;
•	the executive officer’s contribution to the Company’s success;
•	the level of competition for executives with comparable skills and experience;

•	a review of compensation for comparable positions in the comparator groups;
•	the total value and number of stock options granted to an executive over the course of his or her career, together with the retentive effect of additional stock option grants; and
•	a review of the internal equity of peer position career grants.

In January 2008, the Compensation Committee established a new stock option grant value methodology for Schlumberger executive officers, including the named executive officers. Since then, grant values have been determined on a fair value basis using the Black-Scholes formula, taking into account the two peer group surveys. Prior to this, grant sizes were determined based on the number of stock options awarded in relation to previous grant sizes, internal equity comparisons between named executive officers, both Company and individual officer performance, and other factors described above. The Compensation Committee decided that by changing from a grant size to a grant value methodology, it would be better able to achieve its intended compensation goals by allowing it to more effectively address changes in the value of the stock option component of the compensation package due to stock price movement and to ensure market competitiveness.

In determining the values for the 2009 stock option grants to named executive officers, the Compensation Committee first took into consideration the factors listed immediately above, giving particular weight to the overall strong performance of the Company and of each named executive officer in 2008. In particular, the Compensation Committee considered that despite the very difficult operating environment in late 2008, Schlumberger’s leadership was able to deliver more than $27 billion in revenue during the year, an increase over 2007 revenue, and earnings per share of $4.42, another increase over 2007. As a result, the Compensation Committee felt that it was appropriate to use the stock option grant values for options granted in January 2008 as guidance for setting the values of the 2009 LTI awards.

While the Compensation Committee would normally also take into account the Towers Perrin comparator group LTI data, due to the severe market conditions, the Compensation Committee decided that the survey information collected earlier in 2008 with respect to LTI awards was no longer current. In light of the rapidly changing and deteriorating economic conditions, the Compensation Committee in December 2008 requested Towers Perrin to provide market information about the likely compensation decisions to be made by companies in the difficult economic environment. Towers Perrin then delivered to the Compensation Committee the results of its polls of companies in both the general industry and oil industry sectors, conducted in December 2008 and early January 2009. The polls revealed that many of the companies were considering lowering their LTI value for awards in 2009, with an average reduction of approximately 20%. The Compensation Committee also considered Schlumberger’s lower-than-expected growth and profitability in the fourth quarter of 2008, the significant fall in Schlumberger’s share price and an uncertain business outlook for 2009 due to extraordinarily difficult business conditions. Based on these considerations, and in spite of the Company’s overall strong operational performance in 2008, the Compensation Committee decided to reduce by 20 percent the stock option grant values in January 2009 relative to the target stock option award values established in January 2008. Mr. Boutte was the only exception to this and his reduction in LTI value was more than 20%.

The following table sets forth both the approximate fair value of these stock option grants to the named executive officers on January 22, 2009 and the number of shares granted with respect to each named executive officer’s performance in 2008. The methodology used to convert the dollar value to shares is based on the Black-Scholes value of the grant price.

Stock Option Grants

Name	Value of Grant	Number of Shares Granted
A. Gould	$8,800,000	680,000
S. Ayat	$1,600,000	125,000
C. Sbiti	$3,200,000	250,000
D. Boutte	$900,000	70,000
S. Pai	$1,088,000	85,000

Recoupment of Performance-based Bonuses

On the recommendation of the Compensation Committee in July 2006, the Board of Directors adopted a policy on recouping performance-based bonuses in the event of specified restatements of financial results. Under the policy, if financial results are significantly restated due to fraud or intentional misconduct, the Board will review any performance-based bonuses paid to executive officers who are found to be personally responsible for the fraud or intentional misconduct that caused the need for the restatement and will, to the extent permitted by applicable law, require recoupment of any amounts paid in excess of the amounts that would have been paid based on the restated financial results.

Benefits

Retirement Benefits

In line with Schlumberger’s aim to provide careers and to promote retention, retirement plans are provided, where possible, for all employees, including named executive officers, according to local market practice. Schlumberger considers that both compensation and longer-term benefit plans are important elements of a total compensation package. The pension plans provide for lifetime benefits upon retirement after a specified number of years of service and take into account local practice on retirement ages. They are designed to complement but not substitute for local government plans, which may vary considerably in terms of the replacement income they provide, and other Company sponsored savings plans. Employees may participate in multiple retirement plans in the course of their career with the Company or its subsidiaries, in which case they become entitled to a benefit from each plan based upon the benefits earned during the years of service related to each plan. These plans are funded through cash contributions made by the Company and its subsidiaries based on actuarial valuations and regulatory requirements.

Some of the Schlumberger U.S. retirement plans are non-qualified plans which provide an eligible employee with additional retirement savings opportunities that cannot be achieved with tax-qualified plans due to limits on (1) annual compensation that can be taken into account under qualified plans or (2) annual benefits that can be provided under qualified plans.

Officers and other employees in the United States, whose compensation exceeds the qualified plan limits, are eligible to participate in non-qualified excess benefit programs for 401(k), profit-sharing and pension, whereby they receive correspondingly higher benefits. Employees and executive officers assigned outside the United States are entitled to participate in the applicable plans of the country where they are assigned including supplemental plans where available.

Retirement Practices

The Company has a practice of phased retirement, which is generally offered to executive officers approaching retirement, other than the CEO, at the discretion of the individual and the Company. This practice involves a transition into retirement, whereby the individual ceases being an executive officer and relinquishes primary responsibilities. He or she remains an employee and generally receives lesser salary for reduced responsibilities and reduced working time. The arrangements are typically in place for an average of two to three years as agreed at the start of the term. The purpose is to allow the outgoing executive officer to support the incoming executive officer for a period of time to ensure a smooth succession and to provide resources to the Company in particular areas of expertise. In these circumstances, the Company maintains pension contributions and other benefits such as medical and insurance and the executive officer continues to vest in previously granted stock options. The executive officer, however, is no longer eligible for additional stock options or, once his or her work time is reduced, for an annual cash incentive.

Other Benefits

Schlumberger seeks to provide benefit plans, such as medical coverage and life and disability insurance, on a country basis in line with market conditions. Where the local practice is considered to be less than the

Schlumberger minimum standard, the Company generally offers this Schlumberger standard. Executive officers are eligible for the same benefit plans provided to other employees, including medical coverage and life and disability insurance as well as supplemental plans chosen and paid for by employees who wish additional coverage. There are no special insurance plans for executive officers.

No Employment Agreements

Many companies use employment contracts for their top executives. Generally, Schlumberger believes that these arrangements encourage a short-term rather than a long-term focus, provide inappropriate security to executives and undermine the other incentive features of the executive compensation program. Therefore, Schlumberger does not have employment, severance or change-in-control agreements for any of the named executive officers, except for those in connection with phased retirement as described above. The named executive officers serve at the will of the Board of Directors, which enables the Company to terminate their employment using judgment as to the terms of any severance arrangement and based on specific circumstances at the time. This is in line with the overall philosophy, previously discussed, that executive officers, including the CEO, be given the same elements of compensation as other employees.

Perquisites

Schlumberger provides only minimum perquisites to executive officers, which have been identified in the narrative notes to the Summary Compensation Table. The same perquisites are generally available to all professional-level employees. For example, relocation assistance is provided to employees based on a company-wide policy.

Impact of Accounting and Tax Treatment

Accounting Treatment

The fair value of each stock option award is estimated on the date of grant, using the Black-Scholes option pricing model in accordance with FAS 123R. Once the fair value of each award is determined, it is expensed in the income statement ratably over the vesting period.

Tax Treatment

The Company grants both incentive stock options and non-qualified stock options according to US tax regulations. The Company has a qualified French sub plan for stock options, restricted stock and restricted stock units to comply with French regulatory requirements. Stock options granted under the French sub plan have four-year cliff vesting rather than the usual five-year ratable vesting, and restricted stock and restricted stock units granted under the French sub plan have two-year cliff vesting and a two-year holding period rather than the usual three-year cliff vesting schedule.

Section 162(m) of the Internal Revenue Code limits the deductibility of certain compensation expenses in excess of $1,000,000 per individual covered employee. The Company’s stock option plans provide qualified performance-based compensation for purposes of Section 162(m) and are not subject to the $1 million limitation. The Compensation Committee continues to believe that the cash compensation payable in excess of this amount for the five named executive officers will not result in any material loss of tax deduction relative to the flexibility gained.

Section 409A of the Internal Revenue Code requires that “deferred compensation” either comply with certain deferral election and payment rules or be subject to a 20% additional tax. The Company has amended its compensation programs and awards, including the employment agreements, to the extent necessary to make them exempt from or compliant with Section 409A.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with the Company’s management the Compensation Discussion and Analysis included in this proxy statement. Based on that review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

SUBMITTED BY THE COMPENSATION COMMITTEE OF THE SCHLUMBERGER

BOARD OF DIRECTORS

Jamie S. Gorelick	Nicolas Seydoux
Adrian Lajous	Linda G. Stuntz, Chair
Michael E. Marks

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table shows the compensation paid by the Company and its subsidiaries for the fiscal year ended December 31, 2008 to the Chief Executive Officer, the Chief Financial Officer and the next three most highly compensated executive officers as of December 31, 2008 (collectively, the “named executive officers”).

Name and Principal Position	Year	Salary ($)	Bonus ($)(4)	Stock Awards ($)	Option Awards ($)(5)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value & Nonqualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)(7)	Total ($)

A. Gould Chairman and Chief Executive Officer	2008 2007 2006	2,500,000 2,500,000 2,500,000	N/A N/A N/A	N/A N/A N/A	8,918,008 9,485,019 8,689,859	1,125,000 3,750,000 4,875,000	1,168,399 1,360,865 955,156	437,500(8) 591,307 510,980	14,148,907 17,687,191 17,530,995

S. Ayat Executive Vice President and Chief Financial Officer	2008 2007	750,000 575,000	N/A N/A	N/A N/A	1,233,856 1,040,967	315,000 845,300	374,420 213,223	161,064(9) 147,483	2,834,340 2,821,973

C. Sbiti (1) Executive Vice President OFS	2008 2007 2006	1,032,478 964,516 748,130	N/A N/A N/A	N/A N/A N/A	3,212,378 2,928,390 2,376,617	443,953 1,401,907 1,436,409	547,786 851,533 474,079	173,436(10) 213,489 157,322	5,410,031 6,359,835 5,192,556

D. Boutte (2) President WesternGeco	2008 2007 2006	650,000 630,000 520,073	N/A N/A N/A	N/A N/A N/A	1,675,697 1,589,489 1,631,745	273,000 685,100 741,058	462,758 106,877 18,330	101,231(11) 416,398 211,555	3,162,686 3,427,864 3,122,761

S. Pai (3) Vice President Operating Oilfield Services	2008 2006	717,844 567,332	N/A N/A	N/A N/A	929,324 1,089,205	229,794 831,172	275,071 165,248	207,566(12) 127,574	2,359,599 2,780,531

(1)	Mr. Sbiti is paid in Euros. For purposes of this table, the compensation for Mr. Sbiti has been determined using the 2008, 2007 and 2006 average exchange rates of 1 U.S. Dollar = 0.678 Euros, 1 U.S. Dollar = 0.734 Euros and 1 U.S. Dollar = 0.802 Euros, respectively.

(2)	Three months of Mr. Boutte’s 2007 salary was paid in Pounds Sterling. In 2006, Mr. Boutte was paid in Pounds Sterling. For purposes of this table, the compensation for Mr. Boutte has been determined using the 2007 and 2006 average exchange rates of 1 U.S. Dollar = 0.500 Pounds Sterling and 1 U.S. Dollar = 0.548 Pounds Sterling, respectively.

(3)	Mr. Pai is paid in Euros. For purposes of this table, the compensation for Mr. Pai has been determined using the 2008 and 2006 exchange rate of 1 U.S. Dollar = 0.678 and 1 U.S. Dollar = 0.802 Euros, respectively.

(4)	The annual cash incentive paid to Schlumberger’s named executive officers is included in the column “Non-Equity Incentive Plan Compensation.”

(5)	The amount reflected in this column is the compensation cost recognized by the Company during fiscal 2008 under Statement of Financial Accounting Standard No. 123R (Share-Based Payment) for grants made in 2008 and prior years. The fair value of each grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions for the years indicated:

	2008	2007	2006	2005	2004	2003	2002
Dividend yield	1.0%	1.1%	0.8%	1.3%	1.5%	1.4%	1.6%
Expected volatility	31.40%	33%	33%	30%	30%	36%	34%
Risk free interest rates	3.2%	4.7%	4.2%	3.8%	3.2%	2.8%	4.8%
Expected option life	7.0 years	7.0 years	6.0 years	4.5 years	4.5 years	4.9 years	6.6 years
Weighted-average fair value per share	$29.21	$22.82	$18.75	$7.08	$6.17	$7.80	$10.23

(6)	The amounts in this column reflect the change in actuarial present value of the named executive officer’s accumulated benefit under all defined benefit and actuarial pension plans. There are no nonqualified deferred compensation earnings reflected in this column because no executive officer received above-market or preferential earnings on such compensation during 2006, 2007 or 2008.

(7)	All of the perquisites included and described in All Other Compensation are generally available to all of the Company’s exempt employees. Relocation assistance is provided to employees on a company-wide basis.

(8)	The amount disclosed for Mr. Gould includes the following:

	Amount
Item	2008	2007	2006

Unfunded credits to the Schlumberger Supplementary Benefit Plan	$240,800	$357,500	$267,300
Unfunded matching credits to the Schlumberger Restoration Savings Plan	$180,600	$214,500	$133,650
Contributions to Schlumberger Profit Sharing Plans	$9,200	$11,250	$13,200
Contributions to Schlumberger 401(k) Plan	$6,900	$6,750	$6,600
Perquisites:
Relocation expenses:
Closing costs on sale of home	$—	$—	$86,411
Other expenses (moving costs, closing costs on purchase of home and other related costs)	$—	$1,307	$3,819

Total	$437,500	$591,307	$510,980

(9)	The amount disclosed for Mr. Ayat includes the following:

	Amount
Item	2008	2007

Unfunded credits to the Schlumberger Supplementary Benefit Plan	$54,612	$43,055
Unfunded matching credits to the Schlumberger Restoration Savings Plan	$40,959	$—
Contributions to Schlumberger Profit Sharing Plans	$9,200	$11,250
Contributions to Schlumberger 401(k) Plan	$6,900	$6,750
Perquisites:
Relocation expenses:
Other expenses (moving costs, closing costs on purchase of home and other related costs)	$—	$3,961
Allowance in lieu of hotel expenses	$40,735	$37,602
Child education expenses and cost of annual trip home	$8,658	$44,865

Total	$161,064	$147,483

(10)	The amount disclosed for Mr. Sbiti reflects contributions to International Schlumberger Profit Sharing Plans.

(11)	The amount disclosed for Mr. Boutte includes the following:

	Amount
Item	2008	2007	2006

Unfunded credits to the Schlumberger Supplementary Benefit Plan	$44,204	$93,012	$75,733
Unfunded matching credits to the Schlumberger Restoration Savings Plan	$33,153	$—	$—
Contributions to Schlumberger Profit Sharing Plans	$9,200	$11,250	$—
Contributions to Schlumberger 401(k) Plan	$6,900	$6,750	$—
Contributions to the Schlumberger US Citizens Abroad Profit Sharing Plan	$—	$18,739	$17,600
Contributions to the Schlumberger International Staff Pension Plan	$—	$74,441	$86,172
Perquisites:
Relocation expenses:
North American relocation payment	$—	$20,000	$—
Lump-sum payment	$—	$108,333	$—
Payment for accrued vacation time in connection with relocation	$—	$65,769	$—
Other expenses (moving costs, closing costs on purchase of home and other related costs)	$—	$18,104	$—
Tax preparation expenses in connection with international assignment and cost of annual trip home	$7,774	$—	$32,050

Total	$101,231	$416,398	$211,555

(12)	The amount disclosed for Mr. Pai includes the following:

	Amount
Item	2008	2006

Unfunded credits to the Schlumberger Supplementary Benefit Plan	$47,512	$56,267
Unfunded matching credits to the Schlumberger Restoration Savings Plan	$35,634	$28,133
Contributions to Schlumberger Profit Sharing Plans	$9,200	$13,200
Contributions to Schlumberger 401(k) Plan	$6,900	$6,600
Perquisites:
Taxes and tax preparation expenses in connection with international assignment and cost of annual trips home	$27,730	$23,374
child education expenses	$80,590	$—

Total	$207,566	$127,574

Grants of Plan-Based Awards for Fiscal Year 2008

The following Grants of Plan-Based Awards table provides additional information about stock and option awards and equity incentive plan awards granted to Schlumberger’s named executive officers during the year ended December 31, 2008.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/Sh)(3)	Closing Market Price on Grant Date ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)

A. Gould	1/17/2008	1,012,500	2,187,500	5,000,000	325,000	84.93	82.51	9,636,575
S. Ayat	1/17/2008	303,750	656,250	1,500,000	60,000	84.93	82.51	1,779,060
C. Sbiti	1/17/2008	418,142	903,392	2,064,897	120,000	84.93	82.51	3,263,400
D. Boutte	1/17/2008	263,250	568,750	1,300,000	60,000	84.93	82.51	1,779,060
S. Pai	1/17/2008	218,031	471,054	1,076,695	40,000	84.93	82.51	1,186,040

(1)	These columns show the possible payouts for each named executive officer for fiscal 2008 based on goals set in January 2008. The possible payouts are performance-driven and completely at risk. The incentive amounts earned in 2008 and payable in 2009 are reflected in the Non-Equity Incentive Plan column of the Summary Compensation Table. For information regarding the annual cash incentive paid to Schlumberger’s named executive officers with respect to 2008 performance, please read “Compensation Discussion and Analysis—Cash Compensation—2008 Annual Incentive—Total Cash Compensation.”
(2)	The amounts disclosed in this column include option grants made pursuant to the following stock option plans:

	Schlumberger 1998 Stock Option Plan	Schlumberger 2005 Stock Incentive Plan
Mr. Gould	N/A	325,000
Mr. Ayat	60,000	N/A
Mr. Sbiti	N/A	120,000
Mr. Boutte	60,000	N/A
Mr. Pai	N/A	40,000

(3)	The exercise price is equal to the average of the high and low per share prices of Schlumberger stock on the dates of grant and may be paid in cash or by tendering shares of common stock. Applicable tax obligations may be paid in cash or by withholding of shares of Schlumberger stock.

Stock options granted in January 2008 vest in five equal annual installments (except those granted in France subject to four-year cliff vesting) and are not subject to a profit cap.

Outstanding Equity Awards at Fiscal Year-End 2008

The following table sets forth certain information with respect to the named executive officers concerning options outstanding as of December 31, 2008.

Name	Option Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date

A. Gould	4/17/2002	600,000	0	27.873	4/17/2012
	1/15/2003	600,000	0	20.648	1/15/2013
	1/19/2005	31,430	180,000	32.455	1/19/2015
	1/18/2006	400,000	400,000	54.235	1/18/2016
	1/17/2007	80,000	320,000	58.455	1/17/2017
	1/17/2008	0	325,000	84.930	1/17/2018

S. Ayat	10/19/2000	40,000	0	41.141	10/19/2010
	4/17/2002	60,000	0	27.873	4/17/2012
	1/15/2003	60,000	0	20.648	1/15/2013
	7/21/2004	10,000	0	32.618	7/21/2014
	1/19/2005	0	15,000	32.455	1/19/2015
	1/18/2006	30,000	30,000	54.235	1/18/2016
	1/17/2007	20,000	80,000	58.455	1/17/2017
	1/17/2008	0	60,000	84.930	1/17/2018

C. Sbiti	4/17/2002	100,000	0	27.873	4/17/2012
	1/15/2003	200,000	0	20.648	1/15/2013
	7/21/2004	180,000	0	32.618	7/21/2014
	1/19/2005	135,000	45,000	32.455	1/19/2015
	1/18/2006	130,000	130,000	54.235	1/18/2016
	1/17/2007	0	130,000	58.455	1/17/2017
	1/17/2008	0	120,000	84.930	1/17/2018

D. Boutte	4/21/1999	32,968	0	27.810	4/21/2009
	4/19/2000	40,000	0	36.516	4/19/2010
	4/18/2001	100,000	0	31.188	4/18/2011
	4/17/2002	200,000	0	27.873	4/17/2012
	1/15/2003	100,000	0	20.648	1/15/2013
	1/19/2005	0	25,000	32.455	1/19/2015
	1/18/2006	0	70,000	54.235	1/18/2016
	1/17/2007	14,000	56,000	58.455	1/18/2007
	1/17/2008	0	60,000	84.930	1/17/2018

S. Pai	4/17/2002	160,000	0	27.873	4/17/2012
	7/21/2004	60,000	0	32.618	7/21/2014
	1/19/2005	45,000	15,000	32.455	1/19/2015
	1/18/2006	39,080	40,920	54.235	1/18/2016
	7/19/2006	12,000	18,000	63.545	7/19/2016
	1/17/2008	0	40,000	84.930	1/17/2018

(1)	Options granted from July 2003 to January 2006 have four-year ratable vesting and stock price appreciation is capped at 125% of the exercise price on the date of grant. Grants made before and after these dates have five-year ratable vesting and no profit cap, except for those granted to employees in France, which have four-year cliff vesting.

Option Exercises and Stock Vested for Fiscal Year 2008

The following table sets forth certain information with respect to stock options exercised by named executive officers during 2008.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)

A. Gould	508,908	35,906,220
S. Ayat	105,366	7,318,220
C. Sbiti	—	—
D. Boutte	117,223	5,880,434
S. Pai	41,684	2,329,719

Pension Benefits

Schlumberger maintains the following pension plans for executive officers and other employees, which provide for lifetime pensions upon retirement based on years of service:

•	Schlumberger Limited Pension Plan (“SLB Pension Plan”);
•	Schlumberger Technology Corporation Pension Plan (“STC Pension Plan”);
•	Schlumberger Limited Supplementary Benefit Plan (“SLB Supplementary Plan”);
•	Schlumberger Technology Corporation Supplementary Benefit Plan (“STC Supplementary Plan”);
•	Schlumberger French Supplementary Pension Plan (“SLB French Supplementary Plan”); and
•	Schlumberger International Staff Pension Plan (“SLB International Staff Pension Plan”).

The following table and narrative disclosure set forth certain information with respect to pension benefits payable to named executive officers.

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefits ($)(1)	Payments During Last Fiscal Year

A. Gould	SLB Pension Plan	11.50	540,838	N/A
	SLB Supplementary Plan	9.00	6,052,036	N/A
	SLB International Staff Pension Plan	13.00	1,612,550	N/A

C. Sbiti	STC Pension Plan	0.92	55,116	N/A
	SLB French Supplementary Plan	3.00	1,808,117	N/A
	SLB International Staff Pension Plan	16.00	1,149,330	N/A

D. Boutte	SLB Pension Plan	4.75	254,633	N/A
	STC Pension Plan	12.37	261,521	N/A
	SLB Supplementary Plan	4.75	577,849	N/A
	STC Supplementary Plan	2.50	31,841	N/A
	SLB International Staff Pension Plan	10.50	2,057,350	N/A

S. Ayat	SLB Pension Plan	2.25	115,502	N/A
	STC Pension Plan	0.75	51,677	N/A
	SLB Supplementary Plan	2.25	451,950	N/A
	STC Supplementary Plan	0.50	3,738	N/A
	SLB French Supplementary Plan	0.75	137,521	N/A
	SLB International Staff Pension Plan	10.60	624,156	N/A

S. Pai	SLB Pension Plan	4.25	133,353	N/A
	STC Pension Plan	7.25	153,876	N/A
	SLB Supplementary Plan	4.25	632,046	N/A
	STC Supplementary Plan	3.75	219,470	N/A
	SLB International Staff Pension Plan	9.60	213,179	N/A

(1)	The present value of accumulated benefits is calculated using the 1994 Group Annuity Mortality Table and a discount rate of 6.50% at both December 31, 2007 and December 31, 2008. Retirement in each case is assumed to be the earlier of normal retirement age or December 31, 2008 if the named executive officer is employed after normal retirement age, or, as to Schlumberger’s U.S. plans, the date that the sum of the named executive officer’s age plus years of service has reached, or is expected to reach, age 85, but not before the named executive officer reaches age 55.

Tax-Qualified Pension Plans

Both the Schlumberger Limited Pension Plan and the Schlumberger Technology Corporation Pension Plan are U.S. tax-qualified pension plans. These plans have substantially identical terms. Employees may participate in one or both of these plans in the course of their careers with Schlumberger, in which case they become entitled to a pension from each plan based upon the benefits accrued during the years of service related to each plan. These plans are funded through cash contributions made by the Company and its subsidiaries based on actuarial valuations and regulatory requirements. Benefits under these plans are based on an employee’s admissible compensation (generally base salary and cash incentive) for each year in which an employee participates in the plan and the employee’s length of service with Schlumberger. From January 1, 1989, the benefit earned has been 1.5% of admissible compensation for service prior to the employee’s completion of 15 years of active service and 2% of admissible compensation for service after completion of 15 years of active service. Normal retirement under these plans is at age 65, however, early retirement with a reduced benefit is possible at age 55 or as early as age 50 with 20 years of service. Additionally, under the “rule of 85”, an employee or executive officer who terminates after age 55 and whose combined age and service is 85 or more, is eligible for retirement with an unreduced pension. Mr. Gould is eligible for retirement with an unreduced pension under the rule of 85. The benefits are usually paid as a life-time annuity. The Company does not grant and does not expect to grant extra years of credited service under the tax-qualified pension plans to executive officers.

In 2004, the above plans were amended to generally provide that employees hired on or after October 1, 2004 would not be eligible to participate. Newly-hired employees are eligible to participate in an enhanced defined contribution plan, which provides a Company contribution, depending on the employee’s 401(k) contribution and the profitability of the Company in any year. None of the named executive officers working in the US were affected by this change.

Schlumberger Supplementary Benefit Plans—Nonqualified Pension

Both the Schlumberger Limited Supplementary Benefit Plan and the Schlumberger Technology Corporation Supplementary Benefit Plan contain nonqualified pension benefits. These plans have substantially identical terms and each plan provides an eligible employee with benefits equal to the benefits that the employee is unable to receive under the applicable qualified pension plan due to the U.S. Internal Revenue Code (“U.S. IRC”) limits on (1) annual compensation that can be taken into account under qualified plans and (2) annual benefits that can be provided under qualified plans. The retirement age under nonqualified pension plans is the same as under the tax-qualified pension plans. These benefits are subject to forfeiture if the employee is terminated for cause or has violated a confidentiality arrangement involving the Company or its affiliates. Mr. Gould is eligible for retirement with an unreduced pension under the rule of 85. Currently, nonqualified plan benefits are paid to an employee (or the employee’s beneficiary) at the same time and in the same manner as the benefit is paid under the applicable qualified plan. These nonqualified plan benefits are payable in cash from the Company’s general assets and are intended to qualify as “excess benefit plans” exempt from certain requirements of Title I of ERISA. The Company has not granted and does not expect to grant extra years of credited service under the nonqualified pension plans to executive officers.

French Supplementary Pension Plan

Effective January 2006, the Company adopted a French Supplementary Pension Plan for exempt employees in France. The plan complements existing national plans and provides a pension from age 60 when the employee retires from Schlumberger and is eligible for a French state pension. The benefit is equivalent to 1.5% of admissible compensation above the earnings cap for less than fifteen years service and 2% of admissible compensation for more than fifteen years service. No employee contributions are required or permitted. The benefit is paid as a life-time annuity. If an eligible employee leaves the Company before age 60 or is otherwise not entitled to a French pension, then the employee would not receive a benefit under the plan. If the eligible employee is terminated before age 60, is not subsequently employed and is otherwise entitled to a French pension, then the employee would receive a benefit under the plan.

Schlumberger International Staff Pension Plan

Recognizing the need to maintain a high degree of mobility for certain of the Company’s employees and consequently the employees’ inability to accumulate any meaningful pension because they are required to work in many different countries, the Company maintains the Schlumberger International Staff Pension Plan for such employees. All of the Company’s named executive officers have either been in the International Staff Plan at some time during their career prior to becoming an executive officer or are in the plan because of their current assignment. This plan provides for a lifetime annuity upon retirement based on a specified number of years of service. The plan is funded through cash contributions made by the Company or its subsidiaries along with mandatory contributions by employees.

Benefits under this plan are based on a participant’s admissible compensation (generally, base salary, incentive and geographical coefficient) for each year in which the employee participates in the plan and the employee’s length of service. Since January 1, 1993, the benefit earned has been 2.4% of admissible compensation prior to completion of 15 years of service and 3.2% of admissible compensation for each year of service after 15 years. Those employees who remain with Schlumberger beyond 20 years of service have the first 15 years of service upgraded to 3.2%. Benefits are payable upon normal retirement age, at or after age 55, or upon early retirement, at or after age 50 with 20 years of service.

Nonqualified Deferred Compensation

The following table and narrative disclosure set forth certain information with respect to nonqualified deferred compensation payable to named executive officers.

Name	Executive Contributions in Last FY ($)	Company Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(1)

A. Gould	361,200	421,400	(311,704)	—	5,485,860
S. Ayat	81,918	95,571	(198,296)	—	922,719
C. Sbiti	—	173,436	(454,467)	—	1,261,390
D. Boutte	66,306	77,357	27,882	—	519,339
S. Pai	178,170	84,146	38,214	—	1,445,776

(1)	Company contributions and aggregate balances include amounts contributed by Schlumberger to nonqualified deferred compensation plans in 2009 with respect to fiscal 2008 compensation. For more information on the amount of company contributions, please read footnotes (8) through (12) to the Summary Compensation Table.

Schlumberger maintains the following nonqualified deferred compensation plans for employees, including executive officers:

•	Schlumberger Limited Supplementary Benefit Plan;
•	Schlumberger Technology Corporation Supplementary Benefit Plan;
•	Schlumberger Limited Restoration Savings Plan;
•	Schlumberger Technology Corporation Restoration Savings Plan; and
•	Schlumberger International Staff Profit Sharing Plan.

Except for the international staff plans, all nonqualified deferred compensation plan benefits are payable in cash from the Company’s general assets. All of these nonqualified plans are intended to qualify as “supplementary plans” or “foreign plans” exempt from certain requirements of Title I of ERISA.

Schlumberger Supplementary Benefit Plans—Non-Qualified Profit Sharing

The Schlumberger Limited Supplementary Benefit Plan provides certain non-qualified defined contribution benefits for eligible employees, including executive officers. Schlumberger Technology Corporation maintains a plan with substantially identical terms.

The supplementary benefit plans provide an eligible employee with discretionary profit sharing contributions that are not permissible under the applicable tax-qualified plans due to U.S. IRC limits on (1) annual compensation that can be taken into account under qualified plans and (2) annual benefits that can be provided under qualified plans. These nonqualified plan benefits are credited with earnings and losses as if they were invested in the qualified plans, with the same employee investment elections as the qualified plan. An employee forfeits all rights under the nonqualified plan if the employee is terminated for cause or has violated a confidentiality arrangement involving the Company or the Company’s affiliates. These nonqualified plan benefits are paid in a lump-sum payment following the end of the year in which the employee terminates active service. If the employee dies before full payment of these benefits, the unpaid benefits are paid in a lump sum to the beneficiaries designated under the applicable qualified plan.

Schlumberger Restoration Savings Plans

The Schlumberger Limited Restoration Savings Plan, a non-qualified deferred compensation plan, provides certain defined contribution benefits for eligible employees, including executive officers. Schlumberger Technology Corporation maintains a plan with substantially identical terms. The restoration savings plans allow an eligible employee to defer compensation (and receive an associated employer match) that the employee cannot defer under the applicable tax-qualified plans because of U.S. IRC limits on the amount of compensation that can be taken into account.

An eligible employee may elect in advance to defer a percentage (from 1% to 15%) of his or her compensation over the U.S. IRC compensation limits. The election cannot be changed during the year. The Company makes an annual matching contribution with respect to each employee’s deferrals for a year, if the employee is still employed by the Company or an affiliate on the last day of the year. The amount of the matching contribution is equal to one-half of the first 6% deferred by the employee in profitable years. No match is made in non-profitable years. Employees’ accounts are credited with interest, calculated to mirror the interest earnings of the Fixed Income Fund under the Schlumberger Master Profit Sharing Trust. Matching contributions and related interest vest based on the employee’s years of service, as follows:

An employee’s account fully vests on his death, 60th birthday, plan termination or a change in control. An employee’s vested account balance is paid in a single lump sum (subject to tax withholding) following the participant’s death, qualifying disability, retirement or other qualifying termination of employment. However, an employee forfeits all rights under the plan if a determination is made that the employee has engaged in certain dishonest acts or violated a confidentiality arrangement involving Schlumberger or its affiliates.

Schlumberger International Staff Profit Sharing Plan

Schlumberger maintains an International Staff Profit Sharing Plan, which provides for an annual employer contribution based on admissible compensation. Amounts allocated to the participants’ accounts share in investment gains and/or losses of the trust fund and are generally distributed in a lump sum upon the satisfaction of certain conditions on termination of employment. Benefits earned under the Profit Sharing Plan shall be forfeited upon a determination by the Plan’s Administrator that the employee’s separation from service was due to or in circumstances of fraud or misconduct detrimental to the Company, an affiliate or any customer.

No Additional Payments Upon Termination or Change in Control

As stated in the CD&A, Schlumberger’s executive officers receive the same benefits as other employees. As is the case with compensation, any differences are generally due to local (country-specific) requirements. In line with this practice, executive officers do not have employment agreements, “golden parachutes” or change in control agreements, except in connection with phased retirement as described above in the CD&A.

Phased Retirement

The Company has a practice of phased retirement, which is generally offered to executive officers approaching retirement, other than the CEO, at the discretion of the individual and the Company. Please read “Compensation Discussion and Analysis—Benefits—Retirement Practices” for a more detailed discussion of this practice.

Stock Options

All salaried employees who receive stock options are subject to the same terms and conditions in the event of a termination or change in control.

Termination of employment

The following table summarizes the consequences under the Company’s stock option plans in the event an option holder’s employment terminates. The following summary reflects amendments made by the Board of Directors in January 2008 which provided for accelerated vesting on a termination due to death or disability.

Reason for Termination of Employment	Vesting	Post-Employment Exercise Period

Voluntary termination or termination by the Company other than for cause	No additional vesting.	Exercisable (to the extent exercisable at termination) at any time within three months after termination.

Termination by the Company for cause	Options forfeited immediately.	None.

Disability	Full vesting.	Exercisable at any time during the 60-month period after termination by disability or during the remainder of the option period, whichever is shorter.*

Retirement (as defined in the applicable plan)	No additional vesting.	Exercisable (to the extent exercisable at termination) at any time during the 60-month period after termination by retirement or during the remainder of the option period, whichever is shorter.

Death	Full vesting.	Exercisable at any time during the 60-month period after termination by death or during the remainder of the option period, whichever is shorter.

*

In order to preserve U.S. preferential tax treatment, the additional 60-month exercise period following a termination due to disability is not applicable to incentive stock options granted prior to January 2008, and such awards are only exercisable for 3 months following termination of employment.

Regardless of the above, an option holder may forfeit his or her right to exercise stock options, and may have certain prior option exercises rescinded, if such holder engages in “detrimental activity” within one year after termination of employment (or five years after termination of employment in the event of retirement or disability).

If an optionee dies following termination of employment, but during the period in which the optionee would otherwise be able to exercise the option, then the person entitled under the option holder’s will or by the laws of descent and distribution will be entitled to exercise the option until the earlier of (i) 60 months following the date of the optionee’s termination of employment or (ii) the expiration of the original term. Death following termination of employment will not result in any additional vesting, so that the option will be exercisable to the extent provided in the matrix above based on the circumstances of the optionee’s termination of employment.

Change in Control

In the event of any reorganization, merger or consolidation where Schlumberger is not the surviving corporation, or upon the liquidation or dissolution of Schlumberger, all outstanding stock option awards will, unless alternate provisions are made by Schlumberger in connection with the reorganization, merger or consolidation for the assumption of such awards, be fully exercisable and vested and all holders will be given notice to permit exercise for 30 days prior to the cancellation of the awards as of the effective date of such event. The following table sets forth the intrinsic value of the unvested stock options held by each named executive officer as of December 31, 2008 that would become vested upon the occurrence of one of the events described in the preceding sentence.

Name	Amount ($)(1)
A. Gould	1,777,500
S. Ayat	148,125
C. Sbiti	444,375
D. Boutte	246,875
S. Pai	148,125

(1)	Calculated based on the difference between the closing price of Schlumberger common stock on December 31, 2008 ($42.33) and the exercise price of unvested stock options as of such date.

If Schlumberger merges or consolidates with one or more corporations and is the surviving entity, then a holder of stock options granted pursuant to Schlumberger’s stock option plans will be entitled to receive, upon exercise or vesting, in lieu of the number of shares with respect to which the award is exercisable or vested, the number and class of shares of stock or other securities that the holder would have been entitled to receive under the terms of such merger or consolidation if, immediately prior to such event, such holder had been the holder of record of the number of shares of Schlumberger common stock equal to the number of shares as to which such award is then exercisable or vested.

Retirement Plans

Schlumberger’s pension plans and non-qualified deferred compensation plans include the same terms and conditions for all participating employees in the event of a termination or change in control. Other than the Schlumberger Restoration Savings Plan, none of Schlumberger’s non-qualified plans provide for the accelerated payment of benefits upon a change in control. For more information on these plans, please read “Executive Compensation—Pension Benefits” and “—Nonqualified Deferred Compensation.”

Retiree Medical

Subject to satisfying certain age, service and contribution requirements, all U.S. employees are eligible to participate in a retiree medical program. Generally, this program provides comprehensive medical, prescription drug and vision benefits for retirees and their dependents until attaining age 65, at which time Medicare becomes primary and the Schlumberger plan becomes secondary, paying eligible charges after Medicare has paid.

DIRECTOR COMPENSATION

Directors who are employees of Schlumberger do not receive compensation for serving on the Board or its committees. The following table provides information on Schlumberger’s compensation for non-employee directors for 2008.

Name	Fees Earned or Paid in Cash ($)(1)(2)	Stock Awards(3)(4) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value & Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total (5) ($)

Philippe Camus	97,500	201,100	—	—	—	—	298,600
Jamie S. Gorelick	107,500	201,100	—	—	—	—	308,600
Tony Isaac	117,500	201,100	—	—	—	—	318,600
N. Kudryavtsev	97,500	201,100	—	—	—	—	298,600
Adrian Lajous	110,000	201,100	—	—	—	—	311,100
Michael Marks	100,000	201,100	—	—	—	—	301,100
Didier Primat(6)	35,000	201,100	—	—	—	—	236,100
Leo Rafael Reif	97,500	201,100	—	—	—	—	298,600
Tore I. Sandvold	100,000	201,100	—	—	—	—	301,100
Nicolas Seydoux(7)	110,000	201,100	—	—	—	—	311,100
Linda Gillespie Stuntz	110,000	201,100	—	—	—	—	311,100
Rana Talwar(8)	22,500	—	—	—	—	—	22,500

(1)	Directors receive an annual retainer of $100,000 plus an additional annual fee of $10,000 for membership on each committee. The chair of each committee receives an additional annual fee of $20,000 in lieu of the additional annual fee of $10,000 for committee membership. In July 2008, the Compensation Committee reviewed the then-current director compensation program and increased the director retainer’s fee from $60,000 to $100,000, effective September 1, 2008. Neither the annual fee for committee membership nor the chair fee changed as a result.

(2)	Ms. Gorelick and Mr. Marks each deferred receipt of their director fees until no earlier than the time each such person ceases to be a director.

(3)	Schlumberger’s current practice is to grant each non-employee director shares of Schlumberger common stock each April. On April 30, 2008, Schlumberger granted each non-employee director 2,000 shares of Schlumberger common stock. Each amount set forth in the “Stock Awards” column in the Director Compensation table is equal to the number of shares of common stock issued, multiplied by $100.55, which was the closing price of Schlumberger’s common stock on April 30, 2008, the date of grant. Although Schlumberger’s Directors Stock and Deferral Plan provides that annual stock awards to non-employee directors may be in the form of shares of common stock, shares of restricted common stock or restricted stock units, Schlumberger’s practice has been to issue only shares of common stock to its non-employee directors. Schlumberger directors have never received restricted common stock or restricted stock units as director compensation.

In July 2008, the Compensation Committee increased the annual grant of Schlumberger common stock to non-employee directors, to 2,250 shares of Schlumberger common stock. A non-employee director may elect to defer the receipt of all or part of a stock award. For information on the number of shares of Schlumberger common stock deferred by directors, please read the footnotes to the table under “Security Ownership of Certain Beneficial Owners and Management” on page 4.

(4)	Ms. Gorelick and Messrs. Lajous and Marks each deferred receipt of 2,000 shares until no earlier than the time each such person ceases to be a director.

(5)	Schlumberger also reimburses directors for out-of-pocket expenses attendant to Board membership.

(6)	Mr. Primat passed away in July 2008.

(7)	Mr. Seydoux is not standing for re-election at the 2009 Annual General Meeting of Stockholders.

(8)	Mr. Talwar was a director for part of 2008. He did not stand for re-election at the 2008 Annual General Meeting of Stockholders.

2. Financial Statements

Upon completion of the audit procedures to be performed by PricewaterhouseCoopers LLP, the Company’s Consolidated Balance Sheet as at December 31, 2008, its Consolidated Statement of Income for the year ended December 31, 2008, as audited by PricewaterhouseCoopers LLP, and the amount of dividends declared by the Board of Directors during 2008 are submitted to the stockholders pursuant to Schlumberger’s Articles of Incorporation.

A majority of the votes cast is required for the approval of the financial results as set forth in the financial statements and of the declaration of dividends by the Board of Directors as reflected in the 2008 Annual Report to Stockholders.

The Board of Directors Recommends a Vote FOR Item 2.

3. Shareholder Proposal on Advisory Vote on Named Executive Officer Compensation

James McRitchie and Myra K. Young, 9295 Yorkship Court, Elk Grove, CA 95758, owners of at least $2,000 in market value of shares of common stock, have advised the Company that they have designated John Chevedden as proxy and intend to present the following resolution at the Annual General Meeting of Stockholders. Approval of this proposal would require a vote in favor by a majority of the votes cast (excluding any abstentions) at the Annual General Meeting of Stockholders. Rule 14a-8(h)(1) of the Exchange Act requires that the shareholder proponent or his or her qualified representative attend the meeting to present the proposal. Failure to attend the meeting and present the proposal will result in the proposal not being called for a vote at the meeting.

Shareholder Resolution

Shareholder Say on Executive Pay

RESOLVED, that shareholders request our board of directors to adopt a policy that provides shareholders the opportunity at each annual shareholder meeting to vote on an advisory resolution, proposed by management, to ratify the compensation of the named executive officers set forth in the proxy statement’s Summary Compensation Table and the accompanying narrative disclosure of material factors provided to understand the Summary Compensation Table (but not the Compensation Discussion and Analysis). The proposal submitted to shareholders should make clear that the vote is non-binding and would not affect any compensation paid or awarded to any named executive officers.

Shareholder Statement Supporting Item 3

Investors are increasingly concerned about mushrooming executive pay especially when it is insufficiently linked to performance. In 2008, shareholders filed close to 100 “Say on Pay” resolutions. Votes on these resolutions averaged 43% in favor, with ten votes over 50%, demonstrating strong shareholder support.

To date eight companies have agreed to an Advisory Vote, including Verizon, MBIA, H&R Block, Blockbuster, and Tech Data. TIAA-CREF, the country’s largest pension fund, has successfully utilized the Advisory Vote twice. On the other hand shareholders at Wachovia and Merrill Lynch did not support 2008 “Say on Pay” ballot proposals. Now these shareholders don’t have much of a say on anything.

“There should be no doubt that executive compensation lies at the root of the current financial crisis,” wrote Paul Hodgson, a senior research associate with The Corporate Library, an independent investment research firm. “There is a direct link between the behaviors that led to this financial collapse and the short-term compensation programs so common in financial services companies that rewarded short-term gains and short-term stock price increases with extremely generous pay levels.”

Nell Minow said, “If the board can’t get executive compensation right, it’s been shown it won’t get anything else right either.”

The Corporate Library (TCL) www.thecorporatelibrary.com rated our company “High Concern” in CEO pay—$17 million and said this raised, concerns about the link between executive pay and company performance and in some cases was difficult to justify.

The merits of this Shareholder Say on Executive Pay proposal should also be considered in the context of the need for improvements in our company’s corporate governance and in individual director performance. In 2008 the following governance and performance issues were identified:

•	We did not have an Independent Chairman—Independence concern.
•	Three directors had 15 to 26 years tenure (Independence concern) and two of these directors served on our executive pay committee:

Linda Gillespie Stuntz

Didier Primat

Nicolas Seydoux

•	Two other directors on the same executive pay committee also served on boards rated “D” by The Corporate Library:

Jamie Gorelick	United Technologies (UTX)
Adrian Lajous	Trinity Industries (TRN)
•	Nicolas Seydoux, with 26-years tenure (independence concern), chaired our key nomination committee.

The above concerns shows there is need for improvement. I urge our board to respond positively to this proposal:

Shareholder Say on Executive Pay—Yes on 3

Board of Directors’ Response

The Schlumberger Board of Directors recognizes that executive compensation is of significant concern to shareholders of public companies and has considered this proposal and the issues surrounding shareholder ratification of executive compensation.

The Board recommends that you vote AGAINST Item No. 3 for the following reasons.

Schlumberger’s executive compensation policies and practices are balanced and responsible.

•

As more fully explained in our Compensation Discussion and Analysis (“CD&A”) beginning on page 14 of this proxy statement, a significant portion of the total pay of our named executive officers is “at risk” (contingent on positive annual results and positive stock price performance). Approximately 65% to 80% of total pay opportunities for our named executive officers in 2008 depended on company and individual performance.

•	Schlumberger uses stock options as its sole long-term incentive for its named executive officers, as it believes that they align employee incentives with the interests of our other stockholders.

The Compensation Committee believes that making a significant portion of an executive officer’s compensation at risk has the following benefits:

•	it fosters a results-driven, pay for performance culture;
•	it creates a sense of ownership among our executives in the financial health and long-term success of the Company; and
•	it properly aligns the interests of our executives with those of our other stockholders.
•

Schlumberger’s results-driven, pay for performance approach means that executive compensation can increase or decrease significantly from year to year. Additionally, aggressive target setting has most recently resulted in zero payout of the financial half of annual cash incentive for 2008 performance; below-target payout of the financial half of annual cash incentive for 2003 performance; and zero-payout of the financial half of annual cash incentive for 2002 performance.

•

None of Schlumberger’s named executive officers have employment agreements, or any “golden parachute” or other severance or change in control agreements. All of Schlumberger’s named executive officers are “at-will” employees, meaning that they serve at the will of our Board.

•	Schlumberger does not reset performance targets because of market deterioration or less-than-expected Company performance, and neither have we done so this year for 2008 executive compensation.
•

Schlumberger’s stock option plans do not permit the granting of stock options at a price below the fair market value on the grant date; re-pricing, or reducing the exercise price of a stock option; substituting a new option grant with an exercise price lower than the exercise price of an outstanding option grant; providing grants with a reload vehicle; or acceleration of vesting upon retirement.

•

Schlumberger provides only minimum perquisites to its named executive officers. The same perquisites enjoyed by our named executive officers are generally available to all of our professional-level employees.

•	Schlumberger has a policy of recouping performance-based bonuses in the event of specified restatements of financial results.
•

To date, Schlumberger has not awarded any restricted stock or restricted stock units (collectively, “RSUs”) to any of its executive officers. Schlumberger believes that time-based RSUs are more geared to retention than to future motivation and performance and thus are less well suited to motivating our executive officers. Because RSUs typically are time-vested and are not linked to future performance, they would potentially allow executives to be rewarded even when other shareholders are not. Our applicable stock option plans provide that any RSUs granted to executive officers must be performance based.

•

Schlumberger believes strongly in linking long-term rewards for executives with stockholder value. As a result, our Compensation Committee established stock ownership guidelines applicable to executive officers and other key employees, which range from 1 times base salary for key staff positions to 5 times base salary for our CEO, as more particularly explained in our CD&A.

There are already effective means for shareholders to express their views on our executive compensation programs.

We believe that our shareholders already have direct and effective means of communicating their concerns to our Board and the Compensation Committee. For example, shareholders can contact our Board members in writing through the Company’s General Counsel and Secretary, as described elsewhere in this proxy statement. In addition, shareholders may contact our investor relations department and attend our annual shareholder meetings. Schlumberger responds to shareholder inquiries; engages in real-time dialogue with shareholders about various corporate governance issues; and adopts policies or practices in response to shareholder concerns when we believe that it is in the best interests of all of our shareholders. As stated above, in response to a shareholder letter to our Compensation Committee in 2006, we adopted a policy of recouping performance-based bonuses in the event of specified restatements of financial results. Schlumberger believes that this type of active engagement, rather than an advisory vote (which would not provide any specific guidance on areas of dissatisfaction), truly enables shareholders to effectively address their specific concerns.

Schlumberger’s strong governance practices already provide effective director accountability.

We believe that an advisory vote on executive compensation is unnecessary at this time because there is already director accountability in setting executive pay. For example, (a) Schlumberger long ago adopted majority voting for the election of directors, thereby providing full Board accountability for our shareholders; (b) Schlumberger’s Board is declassified, which means that if shareholders are displeased with the governance of the Company or its compensation programs in particular, shareholders have the ability each year to vote against the entire Board or any member of the Board; (c) Schlumberger engages in dialogue between shareholders and the Company on corporate governance issues, including executive compensation; and (d) the SEC and the NYSE require that all members of compensation committees be independent, as is the case with Schlumberger’s compensation committee.

The Compensation Committee is in the best position to make judgments about Schlumberger’s executive compensation programs; an advisory vote on executive compensation would not provide the Company with clear or meaningful guidance regarding shareholders’ opinions of our compensation programs.

We believe that an independent, well-informed and experienced committee of the Board is in the best position to make judgments about the amount and form of executive compensation appropriate for Schlumberger, a global company of more than 80,000 employees, working in approximately 80 countries and representing more than 140 nationalities. The Compensation Committee, which is comprised of directors with tenures ranging from 4 years to 27 years, considers and balances numerous complex and interrelated factors in arriving at executive compensation that is competitive and equitable. It also relies upon the advice of independent executive compensation consultants.

A non-binding advisory vote on selected portions of our overall executive compensation disclosures would not provide the Board or the Compensation Committee with a clear insight into our shareholders’ specific concerns, or provide specific input about pay decisions that our Compensation Committee could act upon in making future executive compensation decisions. A simple negative vote would not assist the Board in identifying any specific compensation element or practice with which shareholders are dissatisfied. For these reasons, the Board believes that this proposal, if passed, would not improve shareholder communication with the Board but would instead cause confusion; it would also make it more difficult for the Company to attract and retain talented leaders for its highly technical, global business.

Approval of this proposal could put the Company at a competitive disadvantage.

The Company’s success is dependent on its ability to attract and retain top executive talent in a global marketplace. As a result, the Company may be competitively harmed by unilaterally adopting an advisory vote on executive compensation unless and until the same requirement also applies uniformly to our competitors. To the Board’s knowledge, none of the Company’s peers or competitors in the oil and gas service industry are similarly bound to seek an advisory vote on executive compensation. We believe that such a requirement could make it more difficult for Schlumberger to attract and retain top executive talent by creating the impression among the Company’s senior executives that their compensation opportunities could be limited or adversely affected, while opportunities at the Company’s competitors would not be similarly constrained. The Board believes that this result could negatively affect shareholder value.

Because (i) Schlumberger’s current compensation practices and policies are responsible and disciplined, and already address the concerns expressed in the proposal; (ii) there are already effective means for shareholders to express their views about executive compensation; (iii) Schlumberger’s corporate governance practices already provide director accountability for executive compensation decisions; (iv) the Compensation Committee is best qualified to make judgments about executive compensation in a highly technical, global company; (v) the proposal, if passed, would be of little value in discerning real shareholder concerns and discussing means to address them, and (vi) the proposal, if passed, could put Schlumberger at a competitive disadvantage, the Board recommends that you vote AGAINST Item No. 3.

4. Appointment of Independent Registered Public Accounting Firm

PricewaterhouseCoopers LLP has been selected by the Board of Directors as the independent registered public accounting firm to audit the accounts of the Company for the year 2009. A majority of the votes cast is required to approve the appointment of PricewaterhouseCoopers LLP. A representative of PricewaterhouseCoopers LLP will attend the 2009 Annual General Meeting and will have the opportunity to make a statement and respond to questions.

Fees Paid to PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP has billed the Company and its subsidiaries fees as set forth in the table below for (i) the audit of the Company’s 2008 and 2007 annual financial statements and reviews of quarterly financial statements and other audit services and (ii) the other services described below that were billed in 2008 and 2007.

	Year Ended December 31,
	2008	2007
	(in thousands)
Audit Fees (1)	$12,565	$12,879
Audit-Related Fees (2)	$1,483	1,062
Tax Fees (3)	$702	500

Total	$14,750	$14,441

(1)	Includes fees for statutory audits.

(2)	Consists of fees for employee benefit plan audits and other audit-related items.

(3)	Consists primarily of fees for tax compliance and fees for tax advice and other permitted tax services.

The Audit Committee considers the provision of services by PricewaterhouseCoopers LLP not related to the audit of the Company’s financial statements and the review of the Company’s interim financial statements when evaluating PricewaterhouseCoopers LLP’s independence.

Audit Committee’s Pre-Approval Policy and Procedures

The Audit Committee pre-approves all engagements of Schlumberger’s independent registered public accounting firm to provide services to the Company and its subsidiaries. The Audit Committee has adopted a schedule for annual approval of the audit and related audit plan, as well as approval of other anticipated audit related services; anticipated tax compliance, tax planning and tax advisory services; and other anticipated services. In addition, the Audit Committee (or an authorized committee member acting under delegated authority of the committee) will consider any proposed services not approved as part of this annual process. During 2008, no matters were taken on without pre-approval under the de minimis provisions of the Sarbanes-Oxley Act.

The Board of Directors Recommends a Vote FOR Item 4.

Stockholder Proposals for 2010 Annual General Meeting

In order for a stockholder proposal to be considered for inclusion in the proxy statement for the 2010 Annual General Meeting of Stockholders, written proposals must be received by the Secretary of the Company, 5599 San Felipe, 17th Floor, Houston, Texas 77056, no later than November 13, 2009.

Pursuant to the rules under the Exchange Act, the Company may use discretionary authority to vote with respect to stockholder proposals presented in person at the 2010 Annual General Meeting if the stockholder making the proposal has not given notice to the Company by January 27, 2010.

Other Matters

Stockholders may obtain a copy of Schlumberger’s most recent Form 10-K filed with the SEC without charge by writing to the Secretary of the Company at 5599 San Felipe, 17th Floor, Houston, Texas 77056.

The Board of Directors knows of no other matter to be presented at the meeting. If any additional matter should be presented properly, it is intended that the enclosed proxy will be voted in accordance with the discretion of the persons named in the proxy.

Please sign, date, and return the accompanying proxy in the enclosed envelope at your earliest convenience.

By order of the Board of Directors,

Ellen Summer
Secretary

Houston, Texas

March 13, 2009

VOTE BY INTERNET – www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

5599 San Felipe, 17th Floor Houston, Texas 77056

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Schlumberger Limited in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE – 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Schlumberger Limited, c/o Broadbridge, 51 Mercedes Way, Edgewood, NY 11717

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SCHLUMBERGER LIMITED THE BOARD OF DIRECTORS RECOMMEND A VOTE “FOR” ITEMS 1, 2 AND 4. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” ITEM 3. Vote on Directors
1.	ELECTION OF DIRECTORS Nominees: 01) P. CAMUS 02) J. S. GORELICK 03) A. GOULD 04) T. ISAAC 05) N. KUDRYAVTSEV 06) A. LAJOUS	07) M. E. MARKS 08) L. R. REIF 09) T. I. SANDVOLD 10) H. SEYDOUX 11) L. G. STUNTZ	For All ☐	Withhold All ☐	For All Except ☐	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
Vote on Proposals						For	Against	Abstain
2.	Proposal to adopt and approve of Financials and Dividends.					☐	☐	☐
3.	Proposal regarding a stockholder advisory vote on named executive officer compensation.					☐	☐	☐
4.	Proposal to approve of independent registered public accounting firm.					☐	☐	☐
The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Stockholder(s). If no direction is made, this proxy will be voted FOR items 1, 2 and 4. If any other matters properly come before the meeting, or if cumulative voting is required, the person named in this proxy will vote in their discretion.
For address changes and/or comments, please check this box and write them on the back where indicated.					☐	Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by duly authorized officer.
			Yes	No
Please indicate if you plan to attend this meeting.			☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature [PLEASE SIGN WITHIN BOX]	Date

SCHLUMBERGER LIMITED (SCHLUMBERGER N.V.)

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL GENERAL MEETING OF STOCKHOLDERS
APRIL 8, 2009

The undersigned hereby appoints Robin van Bokhorst, Aede Gerbranda, Jan A.E. Koning and Martijn Moerdijk, and each of them, as proxies, each with the power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Schlumberger Limited (Schlumberger N.V.) that the undersigned is entitled to vote at the Annual General Meeting of Stockholders to be held at the Avila Beach Hotel, Penstraat 130, Willemstad, Curaçao, Netherlands Antilles on April 8, 2009, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR ITEMS 2 AND 4.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

CONTINUED AND TO BE SIGNED ON REVERSE SIDE